UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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XCEL ENERGY INC.

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Ben Fowke Chairman of the Board, President and Chief Executive Officer

April 7, 2014

Dear Fellow Shareholder:

To give us the opportunity to meet shareholders from across our service territory, we are pleased to announce that Xcel Energy will hold our 2014 Annual Shareholders’ Meeting in Fargo, North Dakota. This selection continues our practice of showcasing different parts of our operations, allowing us to meet shareholders we might otherwise not have met before. We plan to talk about our 2013 accomplishments, give an overview of the opportunities and challenges before us, conduct the business meeting, and answer your questions. We are looking forward to it.

Here are the meeting details:

Date:	Wednesday, May 21, 2014, at 11 a.m. CDT. Doors will open at 10:15 a.m. CDT.

Location:	Cityscape Ballroom
Radisson Hotel Fargo
201 North 5th Street, Fargo, North Dakota

Admission:	A ticket is required for admission, and must be reserved in advance. Please contact Xcel Energy’s Corporate Secretary Department by email at CorporateSecretary@xcelenergy.com or by telephone at 612-215-5391 to reserve your ticket. Requests will be processed in the order in which they are received and must be received no later than May 16, 2014. A state-issued photo identification will be required for admission.

If you hold shares through an intermediary (such as a bank or broker) and you plan to attend, you will need to send a written request for a ticket either by regular mail, fax or email, along with proof of share ownership to: Shareholder Relations, Xcel Energy Inc., 414 Nicollet Mall, Suite 500, Minneapolis, Minnesota 55401-1993; fax: 612-215-4504; or email: CorporateSecretary@xcelenergy.com.

Remember that you can also listen to a webcast of the meeting at www.xcelenergy.com.

To help you get the most of the shareholders’ meeting, I encourage you to review the Annual Meeting Guidelines that appear on the back cover of this proxy statement.

Every vote is important. I encourage you to vote on the issues included in the proxy statement as soon as possible.

We hope to see you in North Dakota.

Sincerely,

Ben Fowke

ANNUAL MEETING OF SHAREHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Driving Directions	Inside Back Cover
Annual Meeting Guidelines	Back Cover

i

XCEL ENERGY INC.	April 7, 2014

414 Nicollet Mall

Minneapolis, Minnesota 55401-1993

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time	11:00 a.m. CDT on Wednesday, May 21, 2014

Place	Cityscape Ballroom at the Radisson Hotel Fargo, 201 North 5th Street, Fargo, North Dakota

Purpose of Meeting	(1)

Elect as directors the 11 nominees named in the attached proxy statement to hold office until the next annual meeting of shareholders and until their respective successors have been elected or appointed.

(2)	Ratify the appointment of Deloitte & Touche LLP as Xcel Energy Inc.’s independent registered public accounting firm for 2014.
(3)	Vote, on an advisory basis, on executive compensation.
(4)	Vote on a shareholder proposal on the separation of the role of the Chairman and Chief Executive Officer, if properly presented at the Annual Meeting.
(5)	Consider such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Record Date	You are entitled to vote if you were a shareholder at the close of business on March 25, 2014.

Annual Meeting Admission	All shareholders as of the record date or their duly appointed proxies may attend the Annual Meeting. You must reserve an admission ticket to attend. Please refer to the Questions and Answers Section under “How do I Reserve an Admission Ticket to Attend the Annual Meeting?” on page 68. Requests to reserve admission tickets will be processed in the order in which they are received and must be received no later than May 16, 2014. State-issued photo identification will be required to gain admittance to the Annual Meeting.

Voting by Proxy	Please submit a proxy as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. You may submit your proxy:
(1)	over the Internet;
(2)	by telephone; or
(3)	by mail.
For specific instructions, refer to the Questions and Answers beginning on page 65 of this proxy statement and the voting instructions on your Notice of Internet Availability of Proxy Materials or your proxy card.

A Notice of Internet Availability of Proxy Materials or this proxy statement and proxy card are being distributed on or about April 7, 2014.

By Order of the Board of Directors,

JUDY M. POFERL
Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 21, 2014.

Our 2014 Proxy Statement and Annual Report are available at www.proxydocs.com/xel

ii

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 21, 2014

You are receiving these proxy materials in connection with the solicitation by the board of directors of Xcel Energy Inc. (referred to in this proxy statement as “Xcel Energy,” the “Company,” “we,” “us,” and “our”) of proxies to be voted at Xcel Energy’s 2014 Annual Meeting of Shareholders (the “Annual Meeting”). Please vote on the proposals described in this proxy statement. Xcel Energy has appointed Teresa S. Madden, Judy M. Poferl, and Scott M. Wilensky, or any of them with power of substitution, as proxies to vote all proxies properly executed and submitted by shareholders who are entitled to vote at the Annual Meeting, or any adjournment or postponement of the meeting.

There are four proposals to be voted on at the Annual Meeting. Our board recommends that you vote your shares as follows:

¡	“FOR” each of the nominees to the board.

¡	“FOR” the ratification of the appointment of Deloitte & Touche LLP as Xcel Energy Inc.’s independent registered public accounting firm for 2014.

¡	“FOR” approval of the advisory vote on executive compensation.

¡	“AGAINST” a shareholder proposal on the separation of the role of the Chairman and Chief Executive Officer.

A summary of the proposals and the board’s recommendations is provided on the following pages. We have organized the remainder of the proxy into five major sections to provide information and supporting rationale to facilitate shareholders’ review:

Company Overview and 2013 Performance (page 17)

Governance (page 20)

Executive Compensation (page 33)

Audit Information (page 63)

Questions and Answers (page 65)

If you have questions or require any assistance regarding this proxy statement or voting your shares, please contact the Corporate Secretary’s Office at CorporateSecretary@xcelenergy.com or by telephone at 612-215-5391.

Proposals

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Number of Nominees, Classification and Voting

The board of directors has set the size of the board at eleven directors following the retirement of Mr. Fredric Corrigan immediately prior to the time of the Annual Meeting. Each director serves a one-year term, with all directors subject to annual election.

The following eleven individuals are the nominees to be elected to serve until the next annual meeting and until their successors are elected: Gail Koziara Boudreaux, Richard K. Davis, Ben Fowke, Albert F. Moreno, Richard T. O’Brien, Christopher J. Policinski, A. Patricia Sampson, James J. Sheppard, David A. Westerlund, Kim Williams and Timothy V. Wolf. Each of the nominees is a current director. The persons named as proxies intend to vote the proxies for the election of the foregoing nominees to the board. If any of the nominees should be unavailable to serve as a director by an event that is not anticipated, the persons named as proxies reserve full discretion to vote “FOR” any other persons who may be recommended by the Governance, Compensation and Nominating Committee and nominated by the board.

Vote Required

The election of each director shall be decided by majority vote. This means that to be elected a nominee must receive more votes “FOR” his or her election than the votes cast “AGAINST” his or her election. The process for a director nominee who does not receive a majority of the votes cast “FOR” his or her election to tender a resignation for consideration by the board is outlined on page 65.

Information as to Nominees

The nominees, their ages, principal occupations or positions, qualifications that the board believes each has to serve as a director of the Company, experience and the years first elected as a director of the Company, if applicable, are shown on the following pages.

None of the nominees are related to each other or to any other nominee or to any executive officer of the Company or its subsidiaries by blood, marriage or adoption.

Except for Mr. Fowke, no nominee has been an employee of the Company within the past five years or at any previous time.

The board of directors recommends a vote “FOR” the election to the board of each of the following nominees. Proxies solicited by the board of directors will be voted “FOR” each of the nominees, unless a different vote is specified.

Proposals

Gail Koziara Boudreaux Age:	53
Director Since:	2012
Principal Occupation:	CEO of UnitedHealthcare and Executive Vice President of UnitedHealth Group
Public Company Directorships:	Zimmer Corporation (2012 to present) Genzyme Corporation (2004 to 2011)

Ms. Boudreaux has served as the CEO of UnitedHealthcare, a diversified health and well-being company, since January 2011 and also as the Executive Vice President of UnitedHealth Group since May 2008. Ms. Boudreaux previously served as President of UnitedHealthcare from May 2008 to January 2011. From 2005 to 2008, she served as the Executive Vice President, External Operations for Healthcare Services Corporation which is comprised of Blue Cross and Blue Shield Plans in IL, TX, NM, and OK. Ms. Boudreaux has served as a director of several nonprofit, educational and healthcare organizations.

Ms. Boudreaux’s experience as an Executive Vice President and CEO of a large, highly complex corporation demonstrates judgment, business acumen, integrity and experience in a comparable business organization. Ms. Boudreaux has experience serving as a director of other public companies, including Genzyme Corporation and Zimmer Corporation, which has provided additional relevant business experience, particularly with respect to evaluation of corporate strategy as well as financial experience and expertise. In addition, Ms. Boudreaux’s experience as an Executive Vice President and CEO in a regulated industry demonstrates her ability to provide experience in management, governance, and financial issues similar to those faced by the Company.

Richard K. Davis Age:	56
Director Since:	2006
Principal Occupation:	Chairman, President and CEO U.S. Bancorp
Public Company Directorships:	U.S. Bancorp (2006 to Present)

Mr. Davis has served as the Chairman, President and CEO of U.S. Bancorp, a multi-state financial holding company, since December 2007, and was its President and CEO from December 2006 to December 2007. U.S. Bancorp, which is headquartered in Minneapolis, Minnesota, is the parent company of U.S. Bank, which provides banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Mr. Davis also serves as the director of a number of nonprofit and educational institutions in the communities that we serve. Mr. Davis currently serves as our Lead Independent Director.

Mr. Davis’ experience as Chairman, President and CEO of a prominent financial institution demonstrates judgment, business acumen, integrity and experience in a business of comparable size. His service as a director of nonprofit and educational institutions provides additional relevant experience in many of the communities the Company serves. Mr. Davis has experience with strategic, commercial and financial issues similar to those faced by the Company. In particular, he has extensive experience and knowledge of financial markets, which is important given the Company’s need to access these markets to support its corporate strategy.

Proposals

Ben Fowke Age:	55
Director Since:	2009
Principal Occupation:	Chairman of the Board, President and Chief Executive Officer, Xcel Energy Inc.
Public Company Directorships:	None

Mr. Fowke is the Chairman, President and Chief Executive Officer of Xcel Energy Inc. Before assuming his current responsibilities, Mr. Fowke held a variety of executive positions at the Company, including President and Chief Operating Officer (August 2009 to August 2011), Executive Vice President (December 2008 to August 2009), Vice President (November 2002 to December 2008), CFO (October 2003 to August 2009), Treasurer (October 2003 to May 2004) and Vice President and CFO of Energy Markets (August 2000 to November 2002), where he was responsible for the financial operations of the Company’s commodities trading and marketing business unit. Prior to the 2000 merger of Northern States Power Co. and New Century Energies to form Xcel Energy Inc., he was a Vice President in the NCE Retail business unit. Mr. Fowke served ten years with NextEra Energy Inc., where he held various management positions. Mr. Fowke currently serves on the boards of a number of industry groups, including Energy Insurance Mutual, Nuclear Energy Institute, Electric Power Research Institute, Edison Electric Institute, and the Institute of Nuclear Power Operations. Mr. Fowke also serves on a number of educational and nonprofit boards in the communities that we serve.

Mr. Fowke’s extensive experience with Xcel Energy, as CEO, Chief Operating Officer and Chief Financial Officer, demonstrates judgment, business acumen and integrity. Mr. Fowke has experience with the strategic, commercial and financial issues faced by the Company. He has experience with the operations of the Company and extensive knowledge and experience in the utility industry and knowledge of financial markets. His service as a director of nonprofit institutions and industry organizations provides additional relevant experience in management and governance and developments in the utility industry.

Albert F. Moreno Age:	70
Director Since:	1999
Principal Occupation:	Retired Senior Vice President and General Counsel, Levi Strauss & Co.
Public Company Directorships:	None

Mr. Moreno served as the Vice President and General Counsel of Levi Strauss & Co, a brand name apparel manufacturer headquartered in San Francisco, California, from 1996 to 2005. Levi Strauss & Co. has sales in over 110 countries and employs approximately 10,000 employees world-wide. Mr. Moreno has also served on a number of philanthropic and educational boards.

Mr. Moreno’s experience as Vice President and General Counsel of a multinational corporation demonstrates leadership in business and law. His service as a director of nonprofit institutions provides additional relevant experience in management, governance and an understanding of the importance of diversity. Mr. Moreno has experience with strategic, commercial, legal, regulatory and compliance issues similar to those faced by the Company. In particular, he has extensive experience with and knowledge of legal and regulatory issues, which is important given the legal and regulatory framework in which the Company operates.

Proposals

Richard T. O’Brien Age:	60
Director Since:	2012
Principal Occupation:	President and CEO Boart Longyear Limited
Public Company Directorships:	Vulcan Materials Company (2008 to Present) Newmont Mining (2007 to 2013) Inergy, L.P. (2006 to 2012)

Mr. O’Brien began serving as President and CEO of Boart Longyear Limited, a global company headquartered in Salt Lake City, Utah, in April 2013. Boart Longyear is a provider of drilling services, drilling equipment, and performance tooling for mining and drilling companies globally. Mr. O’Brien previously served as CEO of Newmont Mining Corporation from September 2012 until February 2013, as its President and CEO from July 2007 to September 2012, and previously served as its President and CFO. Newmont Mining is among the world’s top gold companies and is headquartered in Denver, Colorado. Mr. O’Brien also serves on the board of Vulcan Materials Company, a producer of construction materials in the United States.

Mr. O’Brien’s experience in senior level financial and operating positions and his industry experience in mining, energy, power, electric and gas utilities demonstrates judgment, business acumen and integrity as well as knowledge of the utility industry. Mr. O’Brien’s work includes extensive experience with NYSE listed companies in finance and accounting, strategic and business planning. He has experience in companies with similar operations to the Company, extensive knowledge and experience in the utility industry and knowledge of financial markets. Mr. O’Brien’s experience as a CEO demonstrates his ability to provide experience in management, governance, and financial issues similar to those faced by the Company.

Christopher J. Policinski Age:	55
Director Since:	2009
Principal Occupation:	President and CEO Land O’Lakes, Inc.
Public Company Directorships:	Hormel Foods Corporation (2012 to present)

Mr. Policinski has served as President and CEO of Land O’Lakes, Inc. since October 2005. Previously, he held senior leadership positions at Land O’Lakes, Inc. and The Pillsbury Company. Land O’Lakes, Inc., the third-largest cooperative in the United States, provides agricultural supplies and production and business services to member cooperatives and markets dairy-based food products for consumers, foodservice professionals and food manufacturers. Land O’Lakes employs approximately 9,000 people and does business in more than 50 countries and is headquartered in Minneapolis, Minnesota. Mr. Policinski also serves as a director of a number of nonprofit and educational institutions in the communities that we serve and of trade industry groups. Mr. Policinski serves as the Chairman of our Governance, Compensation and Nominating Committee.

Mr. Policinski’s experience as President and CEO of a multinational corporation demonstrates judgment, business acumen, integrity and experience in a business of comparable size. Mr. Policinski has experience with strategic, commercial, environmental and safety issues similar to those faced by the Company. His service as a director of nonprofit institutions and trade industry groups provides additional relevant experience in management and governance. His service as a director of nonprofit institutions also provides experience in the communities the Company serves.

Proposals

A. Patricia Sampson Age:	65
Director Since:	1985
Principal Occupation:	CEO, President and Owner The Sampson Group, Inc.
Public Company Directorships:	None

Ms. Sampson has served as the CEO, President and Owner of the Sampson Group, a management development and strategic planning business, headquartered in Minneapolis, Minnesota, since 1996. Ms. Sampson has served on the boards of a number of religious and philanthropic organizations. She formerly served as the CEO of the Minneapolis chapter of the American Red Cross. During Ms. Sampson’s tenure, the State Management Chapter system was established and provided support to Red Cross chapters within Minnesota.

Ms. Sampson’s experience demonstrates leadership, judgment, business acumen and integrity in business, public service and ministry. Ms. Sampson provides perspective on issues of importance to the Company’s shareholders, including ethics and business conduct, talent acquisition, retention and development, diversity, and social responsibility.

James J. Sheppard Age:	65
Director since:	2011
Principal Occupation:	Independent Consultant; Former Senior Vice President and Chief Nuclear Officer, Southern California Edison
Public Company Directorships:	None

Mr. Sheppard served as the Senior Vice President and Chief Nuclear Officer of Southern California Edison, an electric utility, from September 2010 to December 2010. Prior to that position, Mr. Sheppard was Chairman, President and CEO of STP Nuclear Operating Company from 2003 to 2009. He is currently a self-employed independent consultant and held a similar position in 2010. From 1993 to 2009, Mr. Sheppard held several senior positions with the South Texas Project nuclear power plant, including Chairman, President and CEO from 2003 to 2009 of the STP Nuclear Operating Company, which operates the facility for its three owners.

Mr. Sheppard’s experience demonstrates leadership and experience in the electric utility and, in particular, the nuclear generation industry. Mr. Sheppard’s experience as President and CEO of a nuclear operating company demonstrates judgment, business acumen, integrity, and experience in a business with similar nuclear operations. Specifically, Mr. Sheppard’s experience as a Chief Nuclear Officer demonstrates his ability to provide oversight, technical expertise and judgment in strategic matters involving nuclear power operations.

Proposals

David A. Westerlund Age:	63
Director Since:	2007
Principal Occupation:	Retired Executive Vice President, Administration and Corporate Secretary of Ball Corporation
Public Company Directorships:	None

Mr. Westerlund served as the Executive Vice President, Administration, and Corporate Secretary of Ball Corporation, headquartered in Broomfield, Colorado, a supplier of metal packaging for beverage, food and household products, and of aerospace and other technologies and services, from 2006 to 2011 and held a similar position from 2002 to 2006. Mr. Westerlund has also served on the boards of community and healthcare organizations.

Mr. Westerlund’s experience as Executive Vice President, Administration, and Corporate Secretary of a multinational corporation demonstrates judgment, business acumen, integrity and experience in a business of comparable size. In this role, he was responsible for human resources, compensation and benefits at Ball Corporation, which provides important experience on the important issues of talent acquisition, retention and development. He was also responsible for environmental health and safety, corporate compliance, security and real estate activities at Ball Corporation from which he developed extensive experience and knowledge of compliance and corporate governance issues, which is important given the regulatory framework in which the Company operates.

Kim Williams Age:	58
Director Since:	2009
Principal Occupation:	Retired partner at Wellington Management Company LLP
Public Company Directorships:	Weyerhaeuser Corporation (2006 to Present) E.W. Scripps Co. (2008 to Present)

Ms. Williams was a partner at Wellington Management Company, LLP, from 1995 until her retirement in 2005. Wellington Management manages investment of assets for institutional investors in over 40 countries, including public funds, central banks, insurance entities, endowments, foundations, mutual fund sponsors and retirement plan sponsors. Previously she held leadership positions at Loomis, Sayles & Co., Inc. and Imperial Chemical Industries (ICI) Pension Fund. Ms. Williams has also served as a director at a non-public investment firm providing capital and management oversight to emerging market microfinance institutions and as a director on a number of educational and nonprofit boards. Ms. Williams serves as the Chairwoman of our Finance Committee.

Ms. Williams’ experience as a partner with a large investment management firm demonstrates judgment, business and financial acumen, integrity and experience in evaluating businesses. Ms. Williams serves as a director and member of the Audit Committee of two other public companies, which provides additional relevant business experience, particularly with respect to evaluation of corporate strategy, financial experience and expertise and experience in corporate governance. In her role as a director of other public companies, Ms. Williams has experience with strategic, commercial, financial and safety issues similar to those faced by the Company. Her service as a director of nonprofit institutions provides additional relevant experience in management, governance, finance and an understanding of the importance of diversity.

Proposals

Timothy V. Wolf Age:	60
Director Since:	2007
Principal Occupation:	President, Wolf Interests, Inc.
Public Company Directorships:	Rally Software Development Company (2011 to Present) Borders Group, Inc. (2009 to 2011)

Mr. Wolf has served as the President of Wolf Interests, Inc., an investment company, since June 2010. Mr. Wolf previously served as the Chief Integration Officer of MillerCoors Brewing Company LLC, from 2008 to June 2010. Mr. Wolf also has served as Vice President and Global Chief Financial Officer of Molson Coors Brewing Company from 2005 to 2008 and held a similar position with Coors Brewing Company from 1995 to 2005. Mr. Wolf has served as a director of several nonprofit and educational organizations. Mr. Wolf serves as Chairman of our Audit Committee.

Mr. Wolf’s experience as a Vice President and CFO of a multinational corporation demonstrates judgment, business acumen, integrity and experience in a business of comparable size. Mr. Wolf has experience with strategic, commercial and financial issues similar to those faced by the Company. In particular, he has extensive experience and knowledge of financial markets, which is important given the Company’s need to access these markets to support its corporate strategy. His service as a director of nonprofit institutions also provides relevant experience in management and governance.

Proposals

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP

AS XCEL ENERGY INC.’S INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR 2014

The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm to audit the accounts of the Company for the fiscal year ending December 31, 2014. Deloitte & Touche LLP was originally selected by the board, upon the recommendation of the Audit Committee, as independent registered public accounting firm effective March 27, 2002.

While the Audit Committee is responsible for the appointment, retention, termination and oversight of the Company’s principal independent accountants, the Audit Committee and the board are requesting, as a matter of policy, that shareholders ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the shareholders do not ratify the appointment, the Audit Committee may investigate the reasons for the shareholders’ rejection and may consider whether to retain Deloitte & Touche LLP or to appoint another auditor. Furthermore, even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire. Such representatives will be available to respond to appropriate questions from shareholders at the Annual Meeting.

Vote Required

The affirmative vote of the holders of a majority of the total voting power present in person or by proxy and entitled to vote at the Annual Meeting will be required for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014.

The board of directors, upon recommendation of the Audit Committee, recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. Proxies solicited by the board of directors will be voted “FOR” the ratification of the appointment, unless a different vote is specified.

Proposals

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our board recognizes that performance-based executive compensation is an important element in driving long-term shareholder value. We are seeking shareholders’ views on the compensation of named executive officers (“NEOs”) through an advisory vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s 2014 proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The Compensation Discussion and Analysis, compensation tables and related narrative disclosure appear on pages 33 to 55 of this proxy statement.

The Company’s goal for its executive compensation program is to align executive leadership’s interests with those of our shareholders, customers and employees. The board believes our executive compensation program satisfies this goal and is strongly aligned with the long-term interests of our shareholders. In deciding how to vote on this proposal, our board of directors asks you to consider the following points:

We achieved strong performance in 2013 while also executing on initiatives that position us well for the future.

¡

Once again, we delivered strong financial results in 2013, with ongoing earnings growth of 7.1 percent, or $1.95 per share, and GAAP earnings growth of 3.2 percent, or $1.91 per share. (Ongoing earnings is a non-GAAP financial measure and Exhibit A to this proxy statement contains a reconciliation of GAAP earnings to those measures.)

¡	Our annual dividend increased $0.04 per share, or nearly 4 percent, our tenth consecutive annual increase.

¡	During the prior three-year period ending December 31, 2013, we delivered earnings and dividend growth consistent with our financial objectives.

¡	During the three years ending December 31, 2013, ongoing and GAAP earnings per share grew at compounded average rates of 6.4 percent and 5.6 percent, respectively.

¡

During the three years ending December 31, 2013, dividends paid by Xcel Energy increased $0.105 per share, representing a three-year compounded average growth rate of 3.4 percent, consistent with our 2010-2013 financial objective of growing the dividend 2.0 percent to 4.0 percent annually.

¡

Xcel Energy achieved or exceeded all of its operational goals and executed on several initiatives that position the Company for continued financial and operational success, allow us to provide strong customer value and enable us to deliver on our financial objectives. For example, we completed life extensions on our nuclear generating plants, providing a carbon-free resource for an additional 20 years. We also introduced plans to grow our wind portfolio by about 40 percent, adding 1,900 megawatts of wind throughout our service territory including 350 megawatts of wind that we will own. These projects will provide clean energy and significant fuel savings costs to our customers. See pages 18 to 19 for further discussion on our operational results.

We have delivered long-term value to shareholders.

¡

For the ninth consecutive year we have met or exceeded our earnings guidance. Since 2005, when we first introduced our value proposition, ongoing earnings per share grew at a compounded average annual growth rate of 6.8 percent, and GAAP earnings per share grew at a compounded average annual growth rate of 5.7 percent. Our cumulative total shareholder return (“TSR”) during the same period was 127.6%.

¡	The cumulative shareholder return over the prior five-year period has exceeded that of our 23-member peer group (described on page 34) and the EEI Investor-Owned Electrics Index.

Proposals

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among Xcel Energy Inc, the S&P 500 Index, EEI Investor-Owned Electrics

Index and 23 Member Peer Group

*	$100 invested on 12/31/08 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.

Copyright© 2014 S&P, a division of The McGraw-Hill Companies Inc. All rights reserved.

Our executive compensation is focused on, and rewards, performance.

¡

Annual and long-term incentives are based on our performance and are designed to comprise the large majority of the NEOs’ targeted compensation, and in 2013, more than 80% of our CEO’s annual total direct compensation through our ongoing programs was in performance-based elements. For a description of these incentives, see page 36.

¡

Annual and long-term incentive goals align with our strategic objectives and allow a balance for operational excellence, customer value, safety and environmental leadership and financial excellence. They are designed to drive performance and include measures such as earnings per share growth, environmental and safety goals, and TSR. In 2013, we had strong operational and earnings performance, and the Company met or exceeded performance goals based on those metrics. However, consistent with our performance-based approach to compensation, the long-term incentive awards with a TSR performance goal did not vest and were forfeited because our performance did not meet threshold. We believe our TSR has been affected by regulatory uncertainty as we seek recovery of investments to provide clean, safe, reliable energy that benefit our customers and our shareholders. See pages 17 to 19.

¡	We provide very limited perquisites to our executive officers.

Our executive compensation program includes a number of controls that mitigate risk.

Our executive compensation program includes a number of controls that mitigate risk, including:

¡	using a variety of financial and non-financial metrics that require substantial performance on a broad range of initiatives;

¡	capping the maximum amount of annual and long-term incentive that can be earned under the respective plans;

¡	executive stock ownership and retention requirements that require our executive leadership to have significant ownership in the Company and maintain a focus on our long-term value proposition; and

¡	a clawback policy that allows us to recover compensation paid to executives under certain circumstances.

Proposals

We prohibit hedging in and significantly restrict pledging of Company stock.

We maintain an anti-hedging policy for employees and have a policy that restricts the pledging of our stock, such that no executive officer or director has pledged any shares. Directors and executive officers are prohibited from short selling the Company’s securities.

We have no employment agreements with our executive officers.

We have no employment agreements or individually negotiated change-in-control agreements with our executive officers. All executives serve at the will of the board, which enables us to set the terms of any termination of employment.

We have strong governance around our executive compensation.

The Governance, Compensation and Nominating Committee is composed entirely of independent directors. It has retained its own independent compensation consultant who reports directly to the committee and does not perform any other work for the Company. The committee regularly meets in executive session, both with and without its compensation consultant.

Shareholders are urged to read the Compensation Discussion and Analysis and other information in the Executive Compensation section of this proxy statement. The Governance, Compensation and Nominating Committee and the board of directors believe that the information provided in these sections demonstrate that our executive compensation program aligns our executives’ compensation with our short-term and long-term performance and provides the compensation and incentives needed to attract, motivate and retain key executives who are crucial to our long-term success.

As an advisory vote, this proposal is not binding upon the Company. However, the Governance, Compensation and Nominating Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will continue to consider the outcome of the vote when making future compensation decisions for NEOs. The board has determined that it will hold non-binding Say-on-Pay votes annually, in response to the shareholders’ support in favor of the Company-recommended annual vote frequency.

Vote Required

The board of directors will consider shareholders to have approved our executive compensation if the shares voted “FOR” the proposal exceed the shares voted “AGAINST.” Abstentions and broker non-votes will have no effect on this matter.

The board of directors recommends that shareholders vote “FOR” the approval of our executive compensation. Proxies solicited by the board of directors will be voted “FOR” the approval of our executive compensation, unless a different vote is specified.

Proposals

PROPOSAL NO. 4

SHAREHOLDER PROPOSAL ON THE SEPARATION OF THE

ROLE OF THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Gerald R. Armstrong, 621 Seventeenth Street, No. 2000, Denver, Colorado 80293-2001, registered owner of 1,814 shares, has given notice that he intends to present for action at the Annual Meeting the following resolution:

RESOLUTION

That the shareholders of XCEL ENERGY INC. request its Board of Directors to adopt a policy, and amend the by-laws and other corporate documents as necessary, to require the Chairman of the Board of Directors to be an independent member of the Board of Directors.

This policy should not be implemented to violate any contractual obligation and should specify: (a) how to select a new “independent” chairman if the current chairman ceases to be independent during the time between annual meetings of shareholders; and (b) that compliance is excused if no independent director is available or willing to serve as Chairman.

STATEMENT

This proposal’s proponent is a longterm shareholder of XCEL ENERGY INC. and its predecessors and is responsible for its elimination of classified terms for directors by requiring the annual election of all directors.

He believes that an independent chairman may have objected to the retirement of “Preferred Shares” which were costing less in dividends than the dividends of “Common Shares” with anticipated increases in dividends to be paid and that “cumulative voting rights” in place at Northern States Power for decades were a valuable shareholder right.

He is also familiar with XCEL’s many problems which originated under administrations when only one person served as Chairman, Chief Executive Officer, and President and was only accountable to himself. The current dividend, per share, remains less than the dividend, per share, paid in 2000.

An independent board chairman has been found in academic studies to improve financial performance. A 2007 Booz & Co study found that in 2006, all of the underperforming North American Companies with long-tenured CEO’s lacked an independent chairman (The Era of the Inclusive Leader. Booz Allen Hamilton Summer, 2007). A more recent study found that, worldwide, companies are routinely separating the positions of chairman and CEO: In 2009, less than 12 percent of incoming CEOs were also made chairman compared with 48% in 2002 (CEO Succession 2000-2009: A Decade of Governance and Compression, Booz & Co., Summer, 2010.

Norges Bank Investment Management has stated in support of a similar proposal:

“The roles of Chairman of the Board and CEO are fundamentally different and should not be held by the same person. There should be a clear division of responsibilities between these positions to insure a balance of power and authority on the Board.”

If you agree, please vote “FOR” this proposal.

Proposals

THE XCEL ENERGY BOARD UNANIMOUSLY

RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL

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Our shareholders have had the opportunity to vote on a proposal similar to this proposal five times since 2006, none of which have passed.    Most recently in 2013, a similar proposal received only 21 percent of the votes cast.

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The Xcel Energy board of directors believes that it is the responsibility of the board to determine who should serve as Chairman and CEO, and whether the offices should be combined or separated.    The board believes that maintaining flexibility to decide the appropriate leadership structure is consistent with effective governance and best serves the shareholders’ interests. Adoption of the proposal would deprive the board of its ability to govern the Company in the manner it deems most effective.

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The board is committed to effective and independent oversight of management and sound corporate governance.    Given the unique nature of the regulated utility industry, a combined position of Chairman and CEO best serves the Company and its shareholders as further outlined below:

A combined position of Chairman and CEO provides the most effective leadership structure for the Company, given the unique characteristics of the industry.

The board believes that the most effective leadership structure for Xcel Energy at the present time is for Mr. Fowke to serve as both Chairman and CEO. Mr. Fowke has extensive knowledge of and experience in the regulated utility industry, which is complicated and unique because it is a fully price-regulated industry, operates under a complex set of federal, state, and local regulations, and is undergoing significant change. His thorough understanding of the challenges facing the industry is necessary to balance stakeholder interests at both the management and board level. In light of these challenges and given the importance of the role of the Chairman, the board believes that shareholders are best served by having Mr. Fowke serve in a combined role of Chairman and CEO.

Our board provides independent oversight of management.

The board believes that the candor and objectivity of the board’s deliberations is retained regardless of whether its Chairman is independent or a member of management. The strength of our corporate governance structure is such that the combination of the roles of Chairman and CEO does not limit the board’s oversight of the CEO.

¡	The board currently has eleven independent directors among its twelve members.

¡	The board meets in executive session without management present at every board meeting. The Lead Independent Director presides over each session of independent directors.

¡	All committees of the board (Audit, Finance, Governance, Compensation and Nominating and Operations, Nuclear, Environmental and Safety) are composed entirely of independent directors.

¡	All committees of the board meet regularly in executive session both with management and with only independent directors present.

¡	The Lead Independent Director and the committee Chairs, all of whom are independent, review and approve the agendas and materials for the board and their respective committee meetings.

¡	The Governance, Compensation and Nominating Committee is required to evaluate the performance of the CEO on an annual basis, using objective criteria.

The board has annually elected a Lead Independent Director since 2006.

The independent directors elect a Lead Independent Director by and from the independent directors for a one-year term. Although annually elected, the Lead Independent Director is generally expected to serve for more than one year, but no more than four years. The designated responsibilities of the Lead Independent Director are to:

¡	Preside at all meetings of the board at which the Chair is not present, including executive sessions of the independent directors.

Proposals

¡	Serve as a liaison between the Chair and the independent directors, maintain regular communications with the independent directors and focus director communication on critical issues.

¡	Approve the agenda for the board and, with the Chair, approve all materials provided to the directors.

¡	Approve meeting schedules to ensure sufficient time is provided for discussion of agenda items.

¡	Call meetings of the independent directors, as necessary.

¡	Consult and communicate with major shareholders, if requested.

¡	Manage evaluation of board performance.

¡	Chair executive sessions of the board.

¡	Develop and maintain a process for CEO succession planning with the Governance, Compensation and Nominating Committee.

Our board composition, coupled with the combined position of Chairman and CEO, provides exceptional governance.

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Our directors have a wide variety of experience and many have led large complex organizations. The board believes that as a group it represents the necessary knowledge, experience and viewpoints to effectively monitor Company performance and constructively consider and challenge ideas and strategy.

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Our board contains a diverse mix of directors, and our directors come from various geographical, business, discipline and industry backgrounds. Diversity of view offers appropriate and insightful guidance from our board to management.

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We have established tenure requirements that appropriately balance the benefits of experience from board service with gaining new perspective through changes in board members. Our Guidelines provide that a director’s term is limited to 15 years or the annual meeting after his or her 72nd birthday, except for certain individuals who served as directors at the time of the merger that created Xcel Energy.

Xcel Energy has strong and effective corporate governance and board communication practices.

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The existing mechanisms outlined in our Guidelines on Corporate Governance and the board committee charters provide multiple layers of independent discussion and evaluation of, and communication with, senior management.

¡	Directors often request items to be included on the agenda and seek information from management in addition to materials routinely provided.

¡	All Guidelines and charters are posted on our corporate website at www.xcelenergy.com to provide a transparent view as to how the board works.

¡	We enable shareholders to communicate directly with our directors by mail and e-mail.

Xcel Energy has been meeting its financial objectives with the current combined role of the Chairman and CEO.

We have consistently delivered on our financial objectives while having a combined role, meeting our earnings and dividend growth objectives for nine consecutive years. Since 2005, ongoing earnings per share grew at a compounded average annual growth rate of 6.8 percent and dividends paid grew at a compounded average annual growth rate of 3.4 percent. Consistently delivering on our financial objectives has resulted in a cumulative total return to shareholders that exceeded our peer group and the EEI-Investor Owned Electrics for the five-year period ending December 2013. See pages 17 to 18 for additional detail.

Given our strong independent board oversight of management and the Company’s sound corporate governance practices, we do not believe that an arbitrary mandate requiring an independent Chairman is in the best interests of our shareholders.

Proposals

Vote Required

The affirmative vote of a majority of the voting power of the shares present or by proxy and entitled to vote at the Annual Meeting will be required for the approval of this proposal.

The board of directors recommends a vote “AGAINST” this proposal for the reasons described above. Proxies solicited by the board of directors will be voted “AGAINST” this proposal unless a different vote is specified.

Company Overview

COMPANY OVERVIEW

AND

2013 PERFORMANCE

Our Business and Strategy

Xcel Energy Inc. is a major U.S. electricity and natural gas company, with operations in eight Western and Midwestern states. We provide a comprehensive portfolio of energy-related products and services to 3.4 million electricity customers and 1.9 million natural gas customers through our regulated operating companies.

Our corporate strategy focuses on the following primary objectives:

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Driving operational excellence:    Managing our operational performance and satisfying our customers has and will continue to be a fundamental priority. Operational excellence also includes managing costs by continuously striving to improve our processes, building on past success, leveraging technology and managing risks.

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Providing options and solutions to customers:    Our customers expect to be offered choices. We are committed to providing options and solutions that are fair and satisfy their needs. We will continue to offer and expand our production of renewable energy, including wind and solar alternatives, and further develop demand side management, conservation and renewable programs.

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Investing for the future:    Sound investments today are necessary for tomorrow’s success. Our capital investment plan is primarily intended to refresh our infrastructure, reduce emissions and improve reliability. Our customers, stakeholders and the environment benefit from these investments.

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Enhancing engagement with employees, customers, communities and policy makers:    Engagement starts with our employees and creating a productive place to work. Communicating with customers, communities and policymakers is also crucial to enhancing our business relationships and overall engagement.

Successful execution of our strategic plan should allow us to deliver an attractive total return to our shareholders and provide our customers with clean, safe, reliable energy at a competitive price. Through a combination of earnings growth and dividend yield we plan to:

¡	Deliver long-term annual EPS growth of four percent to six percent, based on a normalized 2013 EPS of $1.90 per share; and

¡	Deliver annual dividend increases of four percent to six percent.

2013 Business Highlights

Xcel Energy delivered on its proven track record in 2013. In addition to delivering on our annual financial objectives, we achieved or exceeded all of our operational goals. Listed below are some of our accomplishments from 2013:

Financial Leadership

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Once again, we delivered strong financial results in 2013, with ongoing earnings growth of 7.1 percent, or $1.95 per share, and GAAP earnings growth of 3.2 percent, or $1.91 per share. This marks the ninth consecutive year we have met or exceeded our earnings guidance. (Ongoing earnings is a non-GAAP financial measure and Exhibit A to this proxy statement contains a reconciliation of GAAP earnings to those measures.)

¡	We increased our annual dividend $0.04 per share, or nearly 4 percent, in 2013, marking the tenth consecutive year that we have increased our dividend.

¡	During the prior three-year period, we delivered earnings and dividend growth consistent with our financial objectives.

Company Overview

¡	During the last three years ended December 31, 2013, ongoing and GAAP earnings per share grew at compounded annual average rates of 6.4 percent and 5.6 percent, respectively.

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During the last three years ended December 31, 2013, dividends paid by Xcel Energy increased $0.105 per share, representing a three-year compounded average growth rate of 3.4 percent, consistent with our 2010-2013 financial objective of growing the dividend 2.0 percent to 4.0 percent annually.

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Our cumulative annual GAAP EPS growth rate for the prior one- and three-year periods places us at the 50th percentile relative to our peer group for the one-year period and at the 67th percentile for the three-year period.

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Total cumulative annual shareholder return over the one- three- and five-year periods ended December 31, 2013 was 8.8 percent, 33.7 percent and 86.8 percent, respectively. Our TSR for the one- and three- year periods places us at the 40th and 50th percentiles relative to the peer group for the same periods. As shown in the table below, our cumulative total return has exceeded that of our peer group and the EEI Investor-Owned Electrics Index over the prior five-year period.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among Xcel Energy Inc, the S&P 500 Index, EEI Investor-Owned Electrics

Index and 23 Member Peer Group

*	$100 invested on 12/31/08 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.

Copyright© 2014 S&P, a division of The McGraw-Hill Companies Inc. All rights reserved.

Operational Excellence

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We completed several large projects during 2013 that position us for long-term operational success, allow us to provide strong customer value and enable us to deliver on our financial objectives, including the extended electric power uprate and life extension at the Monticello nuclear plant, installing a new steam generator at Prairie Island nuclear plant and completion of a new unit at the Jones generation plant, as well as restoring Sherco 3.

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Safety is a core value of Xcel Energy and we are proud of our safety results, including finishing another best-year-ever performance with a 1.24 OSHA Recordable Incident Rate compared to a target rate of 1.42. These results represent a 16 percent improvement over 2012 results and nearly a 41 percent improvement over the past five years.

¡	We had another excellent year of reliability in 2013. Our customer reliability, measured by system average interruption duration index performance, was near top quartile performance levels.

Company Overview

¡	The unplanned outage rate (UOR) was 5.1 which is in the second quartile set by the North American Electric Reliability Corporation.

¡	The Edison Electric Institute presented us with the association’s Emergency Recovery Award for outstanding power restoration efforts after the June 2013 storms in the upper Midwest.

¡	We were recognized by the Edison Electric Institute as one of the nation’s best overall utilities for providing services to multi-site, national energy customers.

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Xcel Energy was recognized with a 2013 Annual Achievement Award from the Utility Variable-Generation Integration Group for innovative wind procurement, forecasting, system integration and development efforts.

Environmental Leadership

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In 2013, we introduced plans to grow our wind portfolio by about 40 percent, adding 1,900 megawatts of wind throughout our service territory, which will provide clean energy and significant fuel savings costs to our customers.

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Xcel Energy was named for the seventh time to the Dow Jones Sustainability Index North America, one of the most recognized benchmarks worldwide for corporate sustainability. The Company is rated highly for its scorecard/measurement system, managing water-related risks, human capital development, corporate governance and occupational health and safety practices.

¡	The American Wind Energy Association (AWEA) named Xcel Energy its 2013 “Utility of the Year”.

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For the ninth consecutive year, Xcel Energy was named the nation’s Number 1 wind energy provider, according to the AWEA 2012 Annual Market Report. The annual amount of wind energy produced was approximately 4,900 megawatts, or enough to power about 1.5 million homes.

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We work with the National Center for Atmospheric Research (NCAR) and its high-resolution forecasting system to better predict wind energy and power down fossil fuel plants when the wind is blowing. We estimate improved forecasting has saved customers about $22 million so far in fuel costs since the effort began in 2009.

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We continue our track record of leadership in promoting demand side management programs. These programs allowed our customers to save energy that amounted to 915 gigawatt hours in 2013. In addition, we earned $67.9 million of incentives related to these programs.

Corporate Stewardship

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Xcel Energy received an Electric Power Research Institute Technology Transfer Award, given annually to EPRI members who have led efforts to apply research and development on behalf of their companies and the industry at large.

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For the sixth time, Xcel Energy was named one of the “Top 100 Military Friendly Employers” by G.I. Jobs magazine, the highest ranked Minnesota company with a ranking of 48th. The magazine pointed out our military recruitment training methods, veteran outreach programs, and military employee retention rate as key contributors. About 10 percent of our total employees are or were members of the military.

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Xcel Energy was a winner of Civilian Jobs’ Most Valuable Employer award, which recognition serves to help military-experienced job seekers and veterans identify top employers to target for civilian careers.

Governance

CORPORATE GOVERNANCE

OVERVIEW

Xcel Energy is committed to effective corporate governance and ethical business conduct, as we believe these practices are important to successful performance. Our board evaluates our policies on an ongoing basis to ensure they are effective, fully compliant with all requirements, and meet our Company’s needs.

Our key governance practices and policies are highlighted below.

Shareholder Voting

¡	All members of our board of directors are elected annually by our shareholders.

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Each director must be elected by a majority vote in uncontested elections. If an incumbent director in an uncontested election does not receive a majority of the votes cast “FOR” his or her election, he or she must offer to tender his or her resignation to our Governance, Compensation and Nominating Committee.

¡	Shareholders have an annual advisory vote on executive compensation.

¡	We have no supermajority shareholder approval provisions.

¡	Our shareholders annually ratify the selection of our independent registered public accounting firm.

Board and Committee Composition

¡	All directors, except Mr. Fowke, are independent.

¡	Our board committees are composed entirely of independent directors.

¡	All members of our Audit Committee meet the heightened requirements for audit committee independence set forth under SEC and NYSE rules.

¡	All members of our Governance, Nominating and Compensation Committee meet the heightened requirements for compensation committee independence as set forth in rules by the NYSE.

¡	In fact, each of our independent directors meet the heightened independence requirements for the Audit and Governance, Compensation and Nominating Committees.

Board and Committee Practices under our Guidelines on Corporate Governance

¡	We have a strong Lead Independent Director who is elected annually by the independent directors.

¡	Directors may not serve on more than three public company boards of directors (including the Company) without the prior approval of the Governance, Compensation and Nominating Committee.

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To maintain an orderly transition for director retirement and proper succession planning, we have a director retirement policy in our Guidelines. Directors are to retire from the board on or prior to the day of the annual meeting of shareholders after they turn 72 and, except for inside directors and directors first elected prior to August 18, 2000, are to serve no more than 15 years on the board.

¡	Directors are required to offer their resignations upon a change in their primary careers.

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Our board of directors conducts executive sessions of independent directors at each regularly scheduled board meeting. The Lead Independent Director presides over each executive session of independent directors.

¡	Our board committees conduct regular executive sessions, both with and without management, that are presided over by the committee Chairs of their respective committees.

¡	Our board of directors and board committees have the sole discretion and authority to retain independent advisors.

¡	Our board of directors is required to conduct an annual assessment of the performance of the board and its processes.

Governance

¡	The members of each board committee are required to conduct an annual assessment of the performance of the committees on which they serve.

¡	The Governance, Compensation and Nominating Committee is required to evaluate the performance of the CEO on an annual basis, using objective criteria.

Corporate Policies

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Our Code of Conduct applies to directors, officers, and employees of Xcel Energy Inc. and its wholly owned subsidiaries and affiliates. Directors, officers, and employees annually review the Code and receive training on its requirements.

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We maintain stock ownership requirements for directors and executive officers. (More information about these requirements are contained under “Board Structure and Compensation — Directors’ Compensation — Director Stock Ownership Guidelines” and “Compensation Discussion and Analysis — Stock Ownership Policy”.)

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Our related-person transactions approval policy sets forth the standards for the review, approval and ratification by our Governance, Compensation and Nominating Committee of related-person transactions. (See the discussion under “Information About Related Persons.”)

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We have a clawback policy in place that provides the Company the right to recover certain payments made to executives. We may recover annual and long-term incentive awards from an executive to the extent required by SEC rules or NYSE listing standards, as well as in the event the employee is terminated for fraud or misconduct.

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We have an anti-hedging policy, under which all directors and employees, including executive officers, are prohibited from hedging the Company’s stock. (See the discussion under the heading, “Compensation Discussion and Analysis — Hedging and Pledging.”)

¡	We have a policy that significantly restricts pledging, and as a result, none of our directors or executive officers have pledged any shares of the Company’s stock.

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We have a Political Contributions, Lobbying and Government Communications Policy posted on our corporate website that provides for the board’s oversight of such activities and provides specific compliance requirements regarding political activities, lobbying and communications with government officials and under which we disclose on an annual basis all corporate contributions to a candidate’s campaign, or to an entity organized under Section 527 of the Internal Revenue Code.

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We have an Environmental Policy that sets forth our commitment to outstanding environmental compliance and our commitment to pursue industry-leading initiatives that enhance customer and shareholder value and keep our customer rates competitive, while demonstrating respect for our communities and concern for the environment.

Governing Documents

¡	Our Amended and Restated Articles of Incorporation and Restated Bylaws, together with Minnesota law and New York Stock Exchange (“NYSE”) and SEC rules, govern the Company.

¡	The board of directors operates under a set of written Guidelines on Corporate Governance that clearly articulate our corporate governance philosophy and the policies and practices.

¡	The board committees operate under charters that are regularly reviewed and updated to ensure effectiveness and compliance with all requirements.

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Copies of our corporate governance materials can be found on our website at www.xcelenergy.com and are also available free of charge to shareholders who request them. Requests must be in writing and sent to: Corporate Secretary, Xcel Energy Inc., 414 Nicollet Mall, Suite 500, Minneapolis, Minnesota 55401-1993. We will publish any amendments to the Code of Conduct and waivers of the Code of Conduct for our executive officers or directors on our website.

Governance

DETAIL

Board Leadership Structure

The Xcel Energy board of directors is committed to effective and independent oversight of management and sound corporate governance. Our board structure promotes good governance through the designated Lead Independent Director, combined position of Chairman and CEO, and an effective board and committee composition and structure.

The Lead Independent Director plays in important role in the governance structure, working with both the independent directors and management to ensure the Company is well positioned with sound strategy, robust risk management, and effective governance. The Lead Independent Director is elected by and from the independent directors for a one-year term. The responsibilities of this role as established in our Guidelines on Corporate Governance include:

¡	Preside at all meetings of the board at which the Chair is not present, including executive sessions of the independent directors.

¡	Serve as a liaison between the Chair and the independent directors, maintain regular communications with the independent directors and focus director communication on critical issues.

¡	Approve the agenda for the board and, with the Chair, approve all materials provided to the directors.

¡	Approve meeting schedules to ensure sufficient time is provided for discussion of agenda items.

¡	Call meetings of the independent directors, as necessary.

¡	Consult and communicate with major shareholders, if requested.

¡	Chair executive sessions of the board.

¡	Develop and maintain a process for CEO succession planning with the Governance, Compensation and Nominating Committee.

On May 22, 2013, the independent directors elected Richard K. Davis to serve a one-year term as the Lead Independent Director.

Independent directors bring outside experience, expertise and independent governance to strategy development. The Lead Independent Director and other directors request items to be addressed at board meetings, as well as the additional information they regularly want from the Chair or other members of the management team.

An executive Chair brings experience and expertise of the Company and the industry. A Chair familiar with the Company and industry is in the best position to identify and assess key drivers and changes in the landscape and to develop effective strategies. Working with the Lead Independent Director, the Chair can both educate the board and lead the development of strategy. An executive Chair can also more effectively provide information and insight on the Company’s opportunities, challenges and performance.

Finally, our board and committee composition ensures independence. The board currently has 11 independent directors among its 12 members. All committees are entirely composed of and chaired by independent directors. The independent directors and each committee meet on a regular basis in executive sessions without the CEO or any other management present. The board holds executive sessions at each board meeting and the Lead Independent Director presides at these executive sessions.

The board believes that this overall governance structure ensures that directors receive the information, industry experience and direction it needs to form effective strategies and ensure effective and independent governance.

Governance

Director Independence

The board has affirmatively determined that all 11 non-employee directors are independent. Mr. Fowke is the only management director on the board and is not independent. In addition, none of our directors have pledged any shares of our common stock.

We made this determination under the standards for director independence established by the NYSE, which we have adopted with a four-year look back. In addition, a director who is an employee or representative of a significant supplier of any Xcel Energy business unit or legal entity will not be “independent” unless we entered into the relationship with the supplier as a result of competitive purchasing practices.

When evaluating director independence, the board has determined that the receipt of regulated electric and gas service from the Company does not constitute a material relationship.

The board specifically considered transactions with U.S. Bancorp and UnitedHealth Group when determining independence, all of which were entered into in the ordinary course of business.

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During 2013, the Company was a party to transactions with affiliates of U.S. Bancorp that paid U.S. Bancorp $0.4 million, or less than .01 percent of its annual revenue. These payments included fees for serving as a trustee for three of our operating subsidiaries’ indentures and commitment fees for serving as one of 20 members of the banking group syndicate (but not one of the lead banks) for our and our subsidiaries’ syndicated revolving credit facilities.

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During 2013, the Company was a party to transactions with affiliates of UnitedHealth Group that paid $8.5 million to UnitedHealth Group, or less than .01 percent of its annual revenue. These payments included fees for administrative services for the Company’s self-funded medical plans and certain of our health and welfare plans. UnitedHealth Group has not provided advisory services to the Company for actuarial or consulting services and has not served as an insurance broker or been paid a commission or similar fee for these administrative services.

The board determined that due to the nature and relative size of such banking work compared to the revenues of both the Company and U.S. Bancorp, the lack of Mr. Davis’ personal involvement in the transactions, the existence of transactions of this type between the Company and U.S. Bancorp before Mr. Davis became a director, and the routine commercial nature of such transactions, the U.S. Bancorp transactions do not constitute a material relationship and do not impair Mr. Davis’ independence.

Likewise, the board has determined that due to the nature and size of amounts paid to UnitedHealth Group compared to the revenues of both the Company and UnitedHealth Group, the lack of Ms. Gail Koziara Boudreaux’s personal involvement in the transactions, the existence of transactions of this type between the Company and UnitedHealth Group before Ms. Boudreaux became a director, and the routine commercial nature of such transactions, the UnitedHealth Group transactions do not constitute a material relationship and do not impair Ms. Boudreaux’s independence.

Oversight of Risk

The goal of our risk management process is to understand, manage and, when possible, mitigate material risk. Management is responsible for identifying and managing risks, while the board of directors oversees and holds management accountable. Xcel Energy is faced with a number of different types of risk. Many of these risks are cross-cutting risks such that these risks are discussed and managed across business areas and coordinated by our senior management. Our risk management process has three parts: identification and analysis, management and mitigation and communication and disclosure.

Management identifies and analyzes risks to determine materiality and other attributes such as timing, probability and controllability. Management broadly considers our business, the utility industry, the domestic and global economy and the environment to identify risks. Identification and analysis occurs formally through a key risk assessment process conducted by senior management, the financial disclosure process, the hazard risk management process and internal auditing and compliance with financial and operational controls. Management also identifies and analyzes risk through its business planning process and development of goals and key

Governance

performance indicators, which include risk identification to determine barriers to implementing our strategy. At the same time, the business planning process identifies areas in which there is a potential for a business area to take inappropriate risk to meet goals and determines how to prevent inappropriate risk-taking.

Management seeks to mitigate the risks inherent in the implementation of Xcel Energy’s strategy. The process for risk mitigation includes adherence to our Code of Conduct and other compliance policies, operation of formal risk management structures and groups, and overall business management. At a threshold level, the Company has developed a robust compliance program and promotes a culture of compliance, which mitigates risk. Building on this culture of compliance, the Company manages and further mitigates risks through operation of formal risk management structures and groups, including management councils, risk committees and the services of corporate areas such as internal audit, the corporate controller and legal services. While Xcel Energy has developed a number of formal structures for risk management, many material risks affect the business as a whole and are managed across business areas.

Management communicates regularly with the board and key stakeholders regarding risk. Senior management presents a periodic assessment of key risks to the board. The presentation of the key risks and the discussion provides the board with information on the risks management believes are material, including the earnings impact, timing, likelihood and controllability. Management also provides information to the board in presentations and communications over the course of the year.

The Guidelines on Corporate Governance and board committee charters define the scope of review and inquiry for the board and its committees. Each board committee has responsibility for overseeing aspects of risk and Xcel Energy’s management and mitigation of the risk. The board of directors has overall responsibility for risk oversight and with the committees periodically undertakes the review of the charters to ensure that oversight of key risks are appropriately considered by the various board committees. The board also reviews risks at an enterprise level and annually conducts a full day strategy session where it considers risks and confirms that Xcel Energy’s strategy appropriately addresses risk management and mitigation and reviews the performance and annual goals of each business area.

As described above, the board reviews senior management’s key risk assessment that analyzes the most likely areas of future risk to Xcel Energy. This review, when combined with the oversight of specific risks by the committees, allows the board to confirm risk is considered in the development of goals and that risk has been adequately considered and mitigated in the execution of corporate strategy. The presentation of the assessment of key risks also provides the basis for the discussion of risk in our public filings and securities disclosures.

Director Attendance

During 2013 the board met six times, and the independent directors met in executive session without management present on all six occasions. Each director attended at least 90 percent of the board and applicable committee meetings, as well as an all-day strategy session and related executive session. We do not have a formal policy, but encourage our directors to attend the annual meeting. All but one director attended the 2013 annual meeting of shareholders.

Communications with the Board of Directors

If you wish to communicate with members of the board, you may send correspondence in care of the Corporate Secretary at the Company’s principal offices, 414 Nicollet Mall, Suite 500, Minneapolis, Minnesota 55401-1993.

Alternatively, you may contact the directors directly via e-mail at BoardofDirectors@xcelenergy.com. These e-mails are sent automatically and without filter from the Company to an independent director who has been designated to receive such communications by the independent directors. The email is simultaneously sent to the Corporate Secretary’s Office, who may act as agent for the independent directors and forward correspondence to an appropriate party within the Company for response. If the receiving director requests the Company to respond on behalf of the directors, a copy of the Company-prepared response is provided to the receiving director. The Company reserves the option to review and change this policy if directed by the board due to the nature and volume of the correspondence.

Governance

Nomination of Directors

In considering nominations for directors, the Governance, Compensation and Nominating Committee both solicits recommendations from current directors and is authorized to engage third-party advisors, including search firms. The committee evaluates potential candidates on the basis of demonstrated leadership, judgment, skill, diversity, integrity, experience with businesses and other organizations of comparable size. Among other things, the committee may consider the interplay of the candidate’s experience with the experience of other board members and the extent to which the candidate would be a desirable addition. While there are no specific minimum qualifications for director nominees, the Governance, Compensation and Nominating Committee believes that demonstrated leadership, and significant years of service in an area of endeavor such as business, law, public service, related industry or academia are desirable qualifications for service. Of the ten independent directors recommended for election at the Annual Meeting, all were elected as directors at our 2013 annual meeting.

Board Diversity

The Governance, Compensation and Nominating Committee annually assesses the skills and characteristics required of directors in the context of the current make-up of the board. Diversity is one of the factors included in the board membership criteria, as it reflects a corporate value and is valuable in gaining broad perspectives. Our board currently contains a diverse mix of directors, who come from various geographical, business, discipline and industry backgrounds.

The board’s Guidelines on Corporate Governance state:

“Factors the Board may consider regarding diversity include ethnicity, gender, age, disability, veteran status, sexual orientation, race, national origin, color, religion, creed, geographic representation, education and personality. The Committee will recommend candidates for election to the Board in accordance with the policies and principles in its charter and the criteria described herein.”

Shareholder Nomination of Directors

Any shareholder may make recommendations to the Governance, Compensation and Nominating Committee for consideration for membership on the board. Such recommendations can be made by sending a written statement of the qualifications of the recommended individual to the Corporate Secretary at 414 Nicollet Mall, Suite 500, Minneapolis, Minnesota 55401-1993. Such recommendations should be received by October 1, 2014 to be considered for the 2015 annual meeting. The Governance, Compensation and Nominating Committee will evaluate candidates recommended by shareholders on the same basis as it evaluates other candidates.

Governance

BOARD STRUCTURE AND COMPENSATION

Standing Committees

The board had the following four standing committees during 2013:

¡	Audit;

¡	Finance;

¡	Governance, Compensation and Nominating; and

¡	Operations, Nuclear, Environmental and Safety.

Membership is as follows:

Name(1)	Audit Committee	Finance Committee	Governance, Compensation and Nominating Committee	Operations, Nuclear, Environmental and Safety Committee
Gail Koziara Boudreaux	X			X
Fredric W. Corrigan(2)		X		Chair
Richard K. Davis, Lead Independent Director		X
Albert F. Moreno	X			X
Richard T. O’Brien				X
Christopher J. Policinski		X	Chair
A. Patricia Sampson	X		X
James J. Sheppard			X	X
David A. Westerlund		X	X
Kim Williams	X	Chair
Timothy V. Wolf	Chair			X
(1)	The board has determined that each of the directors named in this table is independent, as defined in the listing standards of the NYSE.
(2)	Mr. Corrigan will retire from the board of directors immediately prior to the Annual Meeting.

The Governance, Compensation and Nominating Committee recommends to the board the directors to chair these committees. The roles and responsibilities of these committees are defined in their respective charters and are outlined below.

Audit Committee

All members of the Audit Committee are independent, as defined in the listing standards of the NYSE and SEC rules, and are financially literate in accordance with the listing standards of the NYSE. The board has determined that Ms. Gail Koziara Boudreaux, Mr. Timothy V. Wolf and Ms. Kim Williams meet the SEC’s definition of an audit committee financial expert.

The committee held six meetings in 2013 and held five executive sessions with management present and four executive sessions without management present.

Audit Committee functions include:

¡

Overseeing the financial reporting process, including the integrity of our financial statements, compliance with legal and regulatory requirements and our Code of Conduct, and the independence and performance of internal and external auditors.

¡	Reviewing the annual audited financial statements and quarterly financial information with management and the independent registered public accounting firm.

¡	Appointing an independent registered public accounting firm.

¡

Reviewing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control the exposures, including the Company’s risk assessment and risk management guidelines and policies.

Governance

¡	Reviewing the implementation and effectiveness of our compliance and business conduct program.

¡	Reviewing the scope and the planning of the annual audit with the independent registered public accounting firm.

¡	Reviewing the findings and recommendations of the independent registered public accounting firm and management’s response to the recommendations of the independent registered public accounting firm.

¡	Preparing the Report of the Audit Committee included in this proxy statement.

Finance Committee

The Finance Committee held five meetings in 2013 and held three executive sessions, all without management present.

Finance Committee functions include:

¡	Overseeing corporate capital structure and budgets.

¡	Overseeing financial plans and dividend policies.

¡	Making recommendations as to dividends.

¡	Overseeing insurance coverage and banking relationships.

¡	Reviewing administration of employee benefit plans, including the selection of investment objectives and compliance with investment objectives.

¡	Overseeing investor relations.

¡	Overseeing financial and operational risk management.

Operations, Nuclear, Environmental and Safety Committee

The Operations, Nuclear, Environmental and Safety Committee held four meetings in 2013 and four executive sessions, all without management present.

Operations, Nuclear, Environmental and Safety Committee functions include:

¡	Overseeing nuclear strategy and operations, including the review of the results of reports and major inspections and evaluations.

¡	Overseeing the operating issues and performance of the Company’s significant electric and natural gas operations.

¡	Reviewing environmental strategy, compliance, performance issues and initiatives.

¡

Reviewing material risks relating to our nuclear, operations and environmental and safety performance, as well as risks, performance and compliance with operations measures of our electric and natural gas systems.

¡	Reviewing safety performance, strategy and initiatives.

Governance, Compensation and Nominating Committee

The Governance, Compensation, and Nominating Committee held six meetings in 2013 and held five executive sessions with management present and three executive sessions without management present.

Governance, Compensation and Nominating Committee functions include:

¡	Determining board organization, selection of director nominees and setting of director compensation.

¡	Evaluating performance of the CEO.

¡	Approving executive officer compensation, including incentives and other benefits.

Governance

¡	Establishing corporate governance principles and procedures.

¡	Reviewing the Company’s workforce strategy and the process for management development and long range planning.

¡	Ensuring effective CEO succession planning.

¡	Overseeing compensation- and governance-related risks.

¡	Reviewing the Company’s lobbying expenditures, contributions, and key lobbying activity and the related Company policy.

¡	Reviewing proxy disclosures regarding directors’ and executive officers’ compensation and benefits.

¡	Preparing the Report of the Compensation Committee included in this proxy statement.

Determining Executive Officer and Director Compensation

The Governance, Compensation and Nominating Committee has broad authority to develop and implement compensation policies and programs for executive officers and directors. Specifically, the committee is to:

¡

Review, approve and report on the corporate goals and performance relevant to the compensation of the CEO and awards under the incentive compensation plans and equity-based plan for executive officers.

¡	Evaluate the performance of the CEO and set CEO compensation based on that evaluation and any other factors it deems appropriate.

¡

Review and recommend to the board the approval, adoption and amendment of all cash and equity-based incentive compensation plans in which any executive officer participates and other equity-based plans, as well as administer such plans and any others that contemplate administration by the Governance, Compensation and Nominating Committee.

¡	Review performance and approve salaries and other forms of compensation, including perquisites, for executive officers.

¡	Approve short-term and long-term incentive awards for executive officers and review corporate annual and long-term performance against goals.

¡	Review severance and employment arrangements for executive officers.

¡	Review and recommend board compensation plans.

The Governance, Compensation and Nominating Committee may in its discretion delegate all or a portion of its duties and responsibilities to a subcommittee. In addition, pursuant to certain compensation plans, the committee may delegate to an executive officer of the Company all or a portion of its duties and responsibilities under the compensation plans to grant and administer awards to employees of the Company who are not executive officers.

The Governance, Compensation and Nominating Committee retained Meridian Compensation Partners, LLC (“Meridian”) as its independent, executive compensation consultant in setting 2013 compensation levels for executive officers and directors. Meridian is an independent consulting firm focused on delivering advisory services to compensation committees and does not perform any assignments for the Company other than its support of the Governance, Compensation and Nominating Committee. The committee assessed Meridian’s independence pursuant to NYSE and SEC rules and concluded that no conflict of interest exists that prevents the consultant from independently representing the committee. We paid Meridian $152,474 for executive officer and director compensation consulting services during 2013. The Governance, Compensation and Nominating Committee in its discretion may direct the appointment of its independent, external compensation consultant at any time during the year if it determines that a change would be in the best interests of the Company and its shareholders.

Governance

In its oversight of our 2013 executive compensation program, the Governance, Compensation and Nominating Committee worked with Meridian, the CEO and the Senior Vice President, Chief Administrative Officer. The Governance, Compensation and Nominating Committee receives additional support from the Vice President, Corporate Secretary, the Vice President, Human Resources, and the Senior Vice President, General Counsel. In 2013, the CEO and other officers provided recommendations with respect to:

¡	The corporate performance objectives and goals, on which awards of both annual and long-term incentive compensation are based.

¡	Issues related to attracting, retaining or motivating executive officers.

¡	Information regarding financial performance, budgets and forecasts as they pertain to executive compensation.

Additional information regarding the determination of executive compensation is included in the Compensation, Discussion and Analysis below.

Directors’ Compensation

Only non-employee directors are compensated for their board service. For 2013, the director annual pay components were as follows:

¡	$80,000 retainer for all non-employee directors.

¡	$25,000 for the Lead Independent Director.

¡	$10,000 for the Chairs of the Finance and the Operations, Nuclear, Environmental and Safety Committees.

¡	$15,000 for the Chairs of the Audit and the Governance, Compensation and Nominating Committees.

¡	$10,000 for members of the Audit Committee, other than the Chair.

Directors receive 25 percent of the applicable annual pay each quarter (pro-rated for partial service during the quarter). As discussed under “Stock Equivalent Plan,” directors may elect to defer all or a portion of their cash retainer into stock equivalent units consistent with our belief that aligning their interests with shareholders is an important aspect of governance. We do not offer retirement benefits to our directors.

Annual Equity Grant

Directors elected at the 2013 annual shareholders meeting each received a grant of 4,507.513 Xcel Energy common stock equivalent units under the Stock Employee Plan for Non-Employee Directors, representing approximately $135,000 in value, on the first business day following the 2013 annual shareholders meeting. Common stock equivalents are payable upon the director’s death, disability or termination of service. Terms of the common stock equivalent units are discussed below under “Stock Equivalent Plan.”

The amount of compensation each director received in 2013, including deferred amounts, is shown in the table below.

Governance

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Gail Koziara Boudreaux	—	243,000	243,000
Fredric W. Corrigan	90,000	135,000	225,000
Richard K. Davis	105,000	135,000	240,000
Albert F. Moreno	91,951	135,000	226,951
Richard T. O’Brien	—	231,000	231,000
Christopher J. Policinski	—	244,989	244,989
A. Patricia Sampson	78,300	149,040	227,340
James J. Sheppard	80,000	135,000	215,000
David A. Westerlund	—	231,000	231,000
Kim Williams	—	255,000	255,000
Timothy V. Wolf	91,401	135,000	226,401

(1)	Represents cash payments of annual retainer and additional retainers for service as Lead Independent Director, committee Chairs or Audit Committee members, including amounts deferred under our Non-Employee Directors Deferred Compensation Plan.
(2)	Amounts in this column represent the aggregate grant date fair value of the deferred stock units granted to directors in 2013 as computed in accordance with FASB ASC Topic 718 Compensation — Stock Compensation. For a discussion of the assumptions and methodologies used to calculate the amounts reported, see Note 8, Share-Based Compensation, to Xcel Energy’s Consolidated Financial Statements, included as part of Xcel Energy’s 2013 Annual Report on Form 10-K. Directors receive stock equivalent units for their annual equity grant and if they elect to defer their cash retainers into stock equivalent units. Stock equivalent units are only payable as a distribution of whole shares of our common stock upon a director’s death, disability or termination of service. The stock equivalent units fluctuate in value as the value of our common stock fluctuates. As of fiscal year ended December 31, 2013, the number of stock equivalent units owned by our current directors were as follows: Ms. Boudreaux: 17,512 units; Mr. Corrigan: 40,729 units; Mr. Davis: 40,729 units; Mr. Moreno: 121,230 units; Mr. O’Brien: 13,008 units; Mr. Policinski: 40,462 units; Ms. Sampson: 103,777 units; Mr. Sheppard: 19,162 units; Mr. Westerlund: 71,966 units; Ms. Williams: 41,959 units; and Mr. Wolf: 36,959 units. For updated information on holdings of common stock equivalents as of March 25, 2014, see the Beneficial Ownership of Certain Shareholders table on page 31.

Stock Equivalent Plan

Consistent with our effort to align directors’ interests with those of our shareholders, we have a Stock Equivalent Plan for Non-Employee Directors (the “SEP”). Each stock equivalent unit has a value equal to one share of our common stock. Stock equivalent units cannot be voted by a director and are only payable as a distribution of whole shares of our common stock upon a director’s death, disability or termination of service. The stock equivalent units fluctuate in value as the value of our common stock fluctuates. Additional stock equivalent units are accumulated upon the payment of, and at the same value as, dividends declared on our common stock. Directors can elect to receive payouts from the SEP either in January of the year following their separation from service or within 90 days of such event.

Directors are able to defer compensation into stock equivalent units under our SEP until after retirement from the board or separation from service as a director. Directors who elect to defer compensation into stock equivalent units receive a premium of 20 percent of the compensation that was deferred. The number of stock equivalent units for each independent director that have accumulated during their tenure of board service is listed in the Beneficial Ownership Table on page 31.

Director Stock Ownership Guidelines

Non-employee directors are subject to stock ownership guidelines, which establish a target level ownership of Xcel Energy common stock or common stock equivalents of seven times their annual cash retainer. Directors are expected to meet this guideline within five years of becoming a director. All directors whose stock ownership target date was on or before December 31, 2013 have met the guideline.

Governance

BENEFICIAL OWNERSHIP OF CERTAIN SHAREHOLDERS

Share Ownership of Directors and Officers

The following table sets forth information concerning beneficial ownership of our common stock as of March 25, 2014 for: (a) each director and nominee for director; (b) the executive officers set forth in the Summary Compensation Table; and (c) the directors and current executive officers as a group. Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table. None of the individual directors or officers or the nominees for director listed in the table below beneficially owned more than one percent of our common stock. The directors and executive officers as a group beneficially owned less than one percent of our common stock on March 25, 2014.

Name and Principal Position of Beneficial Owner	Common Stock(1)		Restricted Stock	Total Shares Beneficially Owned	Stock Equivalents(2)
Gail Koziara Boudreaux Director	1,780		—	1,780	17,686
Fredric W. Corrigan Director	20,000		—	20,000	41,133
Richard K. Davis Director	7,697		—	7,697	41,133
Albert F. Moreno Director	2,325		—	2,325	122,432
Richard T. O’Brien Director	2,000		—	2,000	13,137
Christopher J. Policinski Director	2,000		—	2,000	40,863
A. Patricia Sampson Director	2,174		—	2,174	104,806
James J. Sheppard Director	1,000		—	1,000	19,352
David A. Westerlund Director	7,750		—	7,750	72,680
Kim Williams Director	1,188		—	1,188	42,375
Timothy V. Wolf Director	4,300	(3)	—	4,300	37,325
Ben Fowke Chairman, President and Chief Executive Officer	254,618		5,954	260,572	11,031
Teresa Madden Senior Vice President and Chief Financial Officer	76,604		382	76,987	12,286
David Sparby Senior Vice President, Group President	122,461		1,781	124,242	—
Kent Larson Senior Vice President, Operations	38,925		12,516	51,441	1,235
Marvin McDaniel, Jr. Senior Vice President and Chief Administrative Officer	66,421		14,543	80,964	1,664
Directors and Executive Officers as a group (25 persons)	903,651		59,503	963,154	582,682

(1)	On March 25, 2014, the closing price of our common stock on the NYSE was $30.02.
(2)	Common stock equivalents represent (i) the share equivalents of our common stock held under our deferred compensation plan as of March 25, 2014, and (ii) stock equivalent units held under the directors’ SEP as of March 25, 2014. For information on common stock equivalents granted during 2013 and holdings at December 31, 2013, see page 30.
(3)	Mr. Wolf’s son owns 300 of these shares. Mr. Wolf disclaims beneficial ownership of these shares.

Governance

Largest Owners of Xcel Energy’s Shares

The table below provides information as to each person or entity known to us to be the beneficial owner of more than five percent of our common stock:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	31,060,995	(1)	6.20%
Franklin Resources, Inc. Charles B. Johnson Rupert H. Johnson, Jr. Franklin Advisers, Inc. One Franklin Parkway San Mateo, CA 94403	31,225,550	(2)	6.30%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	27,556,513	(3)	5.50%
(1)	The information contained in the table and this footnote with respect to BlackRock Inc. is based solely on a Schedule 13G filed by the listed person with the SEC on January 31, 2014. The filing indicates that as of December 31, 2013, BlackRock Inc. had sole voting power for 25,966,684 shares and sole dispositive power for 31,060,995 shares.
(2)	The information contained in the table and this footnote with respect to Franklin Resources, Inc. is based solely on a Schedule 13G filed by each of the listed persons with the SEC on February 11, 2014. The filing indicates that as of December 31, 2013, (a) the shares are held by investment companies and institutional accounts that are advised by subsidiaries of Franklin Resources, Inc. pursuant to advisory contracts which grant to such subsidiaries all investment and voting power over the shares, (b) Charles B. Johnson and Rupert H. Johnson, Jr. are the principal stockholders of Franklin Resources, Inc. and (c) Franklin Advisers, Inc., one of the subsidiaries of Franklin Resources, Inc., had sole voting power for 31,007,214 shares and sole dispositive power for 31,207,214 shares.
(3)	The information contained in the table and this footnote with respect to T. Rowe Price Associates, Inc. is based solely on a Schedule 13G filed by the listed person with the SEC on February 14, 2014. The filing indicates that as of December 31, 2013, T. Rowe Price Associates, Inc. had sole voting power for 6,075,868 shares and sole dispositive power for 27,556,513 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the 1934 Securities Exchange Act requires our directors and officers to file with the SEC reports regarding their ownership and changes in ownership of our stock. We are required to disclose whether we have knowledge that any person required to file such a report may have failed to do so in a timely manner. We believe that during 2013, all of our officers and directors subject to such reporting obligations have satisfied all Section 16(a) filing requirements. In making this statement, we have relied upon examinations of the copies of Forms 3, 4 and 5 and the written representations of our directors and executive officers.

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW

This Compensation Discussion and Analysis (“CD&A”) describes the philosophy of our executive compensation program and how we apply it when compensating our NEOs for 2013. Our NEOs are listed in the Summary Compensation Table on page 45.

Xcel Energy’s Compensation Philosophy

Our executive compensation programs are designed to align the interests of our executives with the interests of our shareholders, customers and employees. Our compensation philosophy is based on the following principles:

¡	Performance-based. A majority of executive pay is at risk and designed to motivate achievement of Company financial, operational, and stock price performance.

¡	Equity-based incentives. Our plans encourage executives to focus on the long-term shareholder value and to be stewards of the Company and its stakeholders as any owner would.

¡	Market competitive. We work to ensure that our compensation plans attract and retain talented leaders who are important to the long-term success of the business.

Executive officers are rewarded at levels that reflect their individual responsibilities and contributions to the Company. Significant emphasis is placed on both pay-for-performance and internal equity to ensure that executive compensation is tiered within the Company based on scope of responsibilities, experience, and contributions to Company results.

Executive Compensation Practices

Our compensation practices for NEOs are highlighted below. These reflect our pay-for-performance philosophy as demonstrated through our design, risk management and governance practices.

Design

¡	We tie pay to performance by making a large majority of compensation “at risk” and linking it to shareholders’ interests.

¡	We monitor market data to target opportunity at median (50th percentile) for all elements of direct compensation.

¡	We balance multiple metrics for short- and long-term incentives.

¡	The committee reviews tally sheets on an annual basis.

¡	We do not have any employment contracts.

¡	We do not have individually negotiated change-in-control agreements.

¡	We provide very limited perquisites.

Risk Management

¡	We have a Stock Ownership Policy.

¡	We require executive officers to hold, for at least one year, the net shares acquired upon vesting of equity awards.

¡	We prohibit hedging of Company securities.

¡	None of our executive officers or directors has pledged any shares of Xcel Energy common stock.

¡

We have a clawback policy that allows recovery of annual or long-term awards if the company has a restatement due to material noncompliance, as well as in the event an eligible plan participant is terminated for fraud or misconduct.

Executive Compensation

Governance

¡	The committee engages its own independent compensation consultant.

¡	The committee’s independent compensation consultant does not provide any other services to Xcel Energy.

¡	The committee is composed entirely of independent directors. It regularly meets in executive session, both with and without its independent consultant.

¡	In October 2011, the committee eliminated a gross-up provision in the Senior Executive Severance and Change in Control Policy for new participants.

¡	We seek investor feedback on our executive compensation.

Impact of 2013 Say-on-Pay Vote

At the 2013 Xcel Energy annual meeting, holders of over 95 percent of the shares voted on an advisory basis to approve our executive compensation program. The committee viewed this result as shareholder endorsement of our executive compensation program.

We did not make major changes in our program during 2013. To monitor evolving best practices and to ensure the talent needs of the Company are met, we will continue to update certain features of our executive compensation program, as appropriate. When establishing the 2013 executive compensation program, the board reviewed the results of the Say-on-Pay vote, performance indicators related to overall corporate strategy, and market data.

Committee Approach to Compensation Decision Making

The committee regularly reviews best practices in executive compensation to determine how our program compares with similar utilities. The committee retains Meridian as its independent external compensation consultant to advise and ensure that executive compensation programs are appropriate and optimal for our Company within the context of industry practice and our business strategy and priorities. Meridian reports directly to the committee and provided no other services for Xcel Energy during 2013.

At the committee’s request, Meridian presented its annual market assessment comparing our executive compensation against our peer group of 23 U.S.-based publicly traded energy services companies. The peer group was developed by Meridian to better approximate the competitive market in which we compete for talent and the companies were selected primarily based upon the following criteria:

¡	Energy utilities with similar revenue and market capitalization.

¡	Are part of the market for which we compete for talent and investor capital.

¡	Have similar operating models and challenges with their regulated utility businesses.

¡	Are included in an executive compensation survey database for which compensation information is available for a cross-section of executive and managerial roles.

The peer group was comprised of the following companies in the utility industry:

2013 Peer Group Companies
Ameren	Edison International	PG&E Corporation
American Electric Power	Entergy	PPL
CenterPoint Energy	Exelon	Public Service Enterprise Group
CMS Energy	FirstEnergy	Scana
Consolidated Edison	Integrys Energy Group	Sempra Energy
Dominion Resources	NextEra Energy	Southern Company
DTE Energy	Northeast Utilities	Wisconsin Energy
Duke Energy	Pepco Holdings

Executive Compensation

The areas of executive compensation that were assessed include base salary, total cash compensation (base salary plus target annual incentive) and total direct compensation (total cash compensation plus target long-term incentive) components of our compensation package. The committee considered this market assessment data along with other factors about our executive officers including individual performance, experience, internal equity, Company results, scope and responsibility, retention and the officer’s role in succession planning. This information was presented and considered individually and in the aggregate, relative to median for our peer group.

To provide a broad perspective of the competitive market, Meridian analyzed data for various market pay levels, including the 25th, 50th and 75th percentiles that are typically within 15 percent (above or below) of the median of total direct compensation.

Except with respect to the CEO’s compensation, the committee considers the recommendation of the CEO regarding compensation levels for executive officers. Through its review, the committee approved compensation for executive officers that is aligned with the overall compensation philosophy; that is, it supports market-based, competitive rewards that align our executives with customer and shareholders interests and ensures the attraction, retention and motivation of key executives who are responsible for the creation and execution of the Company’s strategy, resulting in financial and operational excellence.

The committee exercises its judgment to set compensation levels for the CEO as well as in its approval of compensation levels recommended by the CEO for each executive officer. The committee approves the compensation levels recommended by the CEO for each executive officer, which may vary within the competitive range.

Several internal controls ensure the independent judgment of the executive compensation consultant:

¡	The committee’s executive compensation consultant reports directly to the committee and not to Company management;

¡	The committee’s executive compensation consultant routinely participates in executive sessions without members of management present; and

¡	The committee has the exclusive authority to hire, retain, and set the compensation of its executive compensation consultant.

Executive Compensation

DETAIL

Elements of 2013 Executive Compensation

The following table summarizes the compensation elements of our NEOs with additional detail following the summary.

Element	Type	Terms
Annual	Salary	¡ Fixed element of compensation for performing day-to-day responsibilities ¡ Generally eligible for increase annually, depending on market movement, performance and internal equity
	Annual Short-term Incentive	¡ Provides opportunity for competitively-based annual incentive awards which motivates achievement of Xcel Energy’s short-term operational and financial goals
	Discretionary Award Plan	¡ Rewards exceptional individual performance and leadership in the current year
Long-term Incentives	Performance Units (60% of total annual grant value)

¡    Three-year performance cycle

¡    Dividend equivalents accumulated throughout performance cycle, paid only if performance is achieved

¡    Two-thirds have a performance goal based on earnings per share (EPS) growth and maintaining annual common stock dividend at or above $1.08 per share

¡    One-third have a performance goal based on achieving environmental commitments, while maintaining a competitive price for service provided to our customers as measured relative to our peers

¡    Performance range 0% to 150% of initial award

¡    Measured once at the end of performance cycle

¡    Generally paid in Xcel Energy stock

Performance Shares (40% of total annual grant value)

¡    Three-year performance cycle

¡    Dividend equivalents accumulated throughout performance cycle, paid only if performance is achieved

¡    Measured on TSR relative to our peers

¡    Performance range 0% to 200% of initial award

¡    Measured once at the end of performance cycle

¡    Generally paid as 50% cash and 50% Xcel Energy stock

Retirement and Post-Employment	Pension Plans — Qualified, Non-qualified	¡ Provides retirement income for eligible participants based on fixed plan-based formulas, up to tax code limitations (Qualified) and in excess of tax code limitations (Non-qualified)
	Supplemental Executive Retirement Plan (SERP)	¡ Closed to new participants in 2008. Provides supplemental retirement income for two executives in addition to the pension benefits
401(k)-Savings and Deferred Compensation Plans

¡    Provides for savings opportunities by deferring salary up to tax code limitations (Qualified 401(k)) and salary, annual incentive and/or long-term incentive in excess of tax code limitations (Deferred Compensation)

	Severance and Change in Control	¡ Provides compensation and benefits in the case of involuntary termination without cause
Other	Perquisites	¡ Limited to annual executive physical

The retention restricted stock unit grant made to our CEO in 2013 and described on page 41 is not considered part of the annual compensation program.

Executive Compensation

Overview of Target Total Compensation for 2013

The committee set 2013 base salary, target annual incentive awards and target long-term incentive awards for all Xcel Energy officers, including the NEOs. The committee believes these compensation levels align and are competitive with the market for the utility industry. The table below shows the base salary and target awards for short-term and long-term incentives for each NEO in 2013. The annual incentive target is expressed as a percentage of base salary.

			Long-term Incentive Targets
Named Executive Officer	Base Salary (as of 1/1/13) ($)	Annual Incentive Target (%)	Performance Shares ($)	Performance Units ($)
Ben Fowke, Chairman, President and CEO	1,150,000	105	1,680,000	2,520,000
Teresa Madden, Senior Vice President, CFO	530,000	65	400,000	600,000
Kent Larson, Senior Vice President, Operations	475,000	65	310,000	465,000
Marvin McDaniel, Jr., Senior Vice President, Chief Administrative Officer	475,000	65	310,000	465,000
David Sparby, Senior Vice President, Group President and President and CEO, NSP-Minnesota	540,000	65	314,000	471,000

Mix of Total Compensation

We balance the mix of compensation by delivering a blend of short- and long-term incentives that are consistent with prevailing market practice. This approach has effectively resulted in 18 percent of total direct compensation for the CEO and 30 percent of total direct compensation for other NEOs to be in the form of fixed compensation, the remaining being variable compensation. The committee and board believes this design aligns the NEOs’ interests with Company performance and encourages a balance of short and long-range strategic thinking, which is important given the long-term nature of utility operations and the capital investment necessary for such operations.

The following chart illustrates the mix of direct compensation for the CEO and other NEOs. The chart assumes target performance, so they may not match the amounts reported in the compensation tables as the compensation tables may reflect amounts earned, reflecting the level of achievement of the performance goals.

Executive Compensation

Base Salary

Base salary provides a fixed element of regular income that is competitive in the utility industry. Key considerations when setting base salary is the utility industry 50th percentile, although the committee has flexibility to review other relevant factors as outlined in our compensation philosophy.

Annual Incentives

The 2013 Executive Annual Incentive Award Program (the “annual incentive plan” or “AIP”) is administered under the Xcel Energy Inc. 2005 Executive Annual Incentive Award Plan, as amended (the “Annual Plan”). We believe the annual incentive plan is critical to our performance and aligns with customer and shareholder interests and our long-term strategy.

In 2013, Xcel Energy’s management recommended goals to the committee based on an evaluation of prior performance and available objective metrics. The metrics in the annual incentive plan align with the strategic objectives of the Company. These goals do not encourage short-term thinking or behavior that could threaten the value of the Company or the investment of its shareholders. Payouts can range from 0 percent to 200 percent of a target award, of which 150 percent is based on the attainment of corporate operational goals funded by achievement of Adjusted EPS, and 50 percent is based on attaining superior financial performance through the Adjusted EPS measurement (see Appendix A). The permitted adjustments to EPS were determined when the performance goals were set. The committee selected this measure because it reflects management’s performance in operating the Company and provides a more meaningful representation of the performance of Xcel Energy’s core business during the year.

The annual incentive for the NEOs and all other executive officers was based on attainment of corporate goals, which included operational excellence, value to the customer, employee safety and engagement and environmental leadership, as well as EPS results. In determining payout amounts, the committee considers both the measured results and Adjusted EPS results and can exercise negative discretion.

The specific corporate operational goals and actual results for the AIP were:

2013 Corporate Goal	% Weight	Key Performance Indicator	Threshold Performance	Target Performance	Maximum Performance	2013 Actual Performance	% Payout	Weighted Calculation
Operational Excellence	15%	System Average Interruption Duration Index (SAIDI)	90	80	75	81	95%	14.25%
	15%	Unplanned Outage Rate (UOR)	6.4	5.5	4.9	5.1	133%	20.00%
Value to the Customer	15%	Public Safety Index	50	100	150	135	135%	20.25%
	15%	Customer Value (Survey Rating)	80%	85%	88%	87%	133%	20.00%
Employee Safety and Engagement	15%	OSHA Recordable Incident Rate(1)	1.68	1.42	1.15	1.24	50%	7.50%
	5%	Employee Engagement (Survey Rating)	77%	82%	87%	81.5%	95%	4.75%
Environmental Leadership	20%	Energy Efficiency (GWh)(2)	838	874	987	915	118%	23.63%

Executive Compensation

(1)	The OSHA Recordable Incident Rate will be reduced to Threshold level if an employee fatality occurs or increased to Maximum level if no employee fatality occurs and there are no direct personal primary voltage electrical contacts, unplanned natural gas ignitions and the OSHA Recordable Incident Rate is above Threshold.
(2)	GWh: Gigawatt hour which relates to the Customer Demand Side Management goal.

The weighted average result of the corporate performance measures for 2013 was 110.38 percent, which includes an adjustment for an unfortunate fatality that occurred in 2013 despite all the measures taken to provide a safe work environment for all employees. Actual 2013 safety results would have produced above-target performance; however, results were reduced to threshold due to the employee fatality.

The committee took into account the facts and circumstances associated with a one-time event (related to resolution of a dispute) in considering the decision to use the Adjusted EPS value when determining incentive awards. (See Appendix A.) The committee considered the performance results, as well as the Adjusted EPS results of $1.95 per share that were substantially above the median of our guidance range, and determined to pay annual incentive at 200 percent, the maximum level established by the annual incentive plan.

Long-Term Incentives

LTI award amounts are calibrated to competitive market metrics. Approximately 64 percent of the CEO’s total direct compensation and approximately 50 percent of the other NEOs’ total direct compensation are delivered in long-term compensation. The majority of our long-term incentive compensation is performance-based, and all awards earned under the program are subject to the Stock Ownership Policy. To ensure our plan remains competitive we continue to monitor long-term incentive practices at other firms. The 2013 long-term incentive program is generally consistent with the program used the previous year.

For 2013, our long-term incentive program had two components:

¡	Performance units; and

¡	Performance shares.

Performance units are targeted to deliver 60 percent of each executive officer’s long-term incentive opportunity, with the remaining 40 percent delivered through the performance share component.

Performance Unit Component.    Each performance unit represents one share of our common stock. Performance against the EPS goal will be measured and the performance units will vest according to the following table, with units earned for performance between percentiles determined by straight-line interpolation:

Xcel Energy’s Earnings Per Share Growth	Percent of Target Performance Units Earned
18% or above	150%
15% (Target)	100%
12%	50%
11.99% or below	0%

Dividend equivalents are earned on performance units during the performance period to the same extent that dividends are paid on shares of our stock, but they are only paid if the performance goals are achieved.

Prior to vesting, performance units may not be sold, encumbered or otherwise transferred by the participant. These restrictions lapse if and to the extent the performance conditions are satisfied.

If the threshold goal is not achieved at the end of the performance period, all associated performance units and dividend equivalents are forfeited. The performance units granted in 2013 have a three-year performance period beginning January 1, 2013 and a measurement date of December 31, 2015.

For 2013, two-thirds of the awards are earned based on Adjusted EPS growth from fiscal 2012 EPS, and common stock dividends remaining at or above $1.08 per share annually.

The remaining one-third of the performance units have a performance-based goal related to our environmental strategy. The goal for the 2013 program is based on achieving our environmental commitments while maintaining

Executive Compensation

a competitive price for the service we provide to our customers. We refer to this performance measure as “clean energy at a competitive price.” Performance is measured based on the weighted average Retail Average Rate (“RAR”) for the Company, at the end of a three-year period, relative to our peers, the RAR of other companies in the Edison Electric Institute Electrics Index (“EEI Electrics Index”). This measure is used to maintain our commitment to reduce our impact to the environment while providing customers clean energy at a competitive price.

Performance against the environmental goal will be measured and the performance units will vest according to the following table, with units earned for performance between percentiles determined by straight-line interpolation:

Xcel Energy’s RAR Percentile Ranking vs. EEI Electrics Index	Percent of Target Performance Units Earned
75th Percentile or above	150%
50th Percentile (Target)	100%
35th Percentile	50%
Below 35th Percentile	0%

2013 — 2015 Performance Units Measurement Cycle Awards.    For 2013, the CEO was awarded a total of 92,038 performance units (at target) and the other NEOs were awarded from 16,983 to 21,914 performance units (at target). These awards are included in the Grants of Plan-Based Awards Table on pages 47 to 48.

Performance Share Component.    Payout of the performance share award is dependent entirely on TSR relative to our peers. Xcel Energy’s TSR, as measured over a three-year period, compared to the 2013 peer group companies, as summarized on page 34. Awards of performance shares directly link the interest of executive officers with shareholders by rewarding management for creating shareholder value as compared to utility industry peer companies.

Each performance share represents one share of Xcel Energy common stock. The earning of a performance share award is based on relative TSR and vests according to the following table:

Xcel Energy’s TSR Percentile Ranking vs. EEI Electrics Index	Percent of Target Performance Shares Earned
85th Percentile or Above	200%
50th Percentile (Target)	100%
30th Percentile	30%
Below 30th Percentile	0%

Dividend equivalents are earned on performance shares during the performance period to the same extent that dividends are paid on shares of our stock, but they are only paid if the performance goal is achieved.

2013 — 2015 Performance Share Measurement Cycle Awards.    For 2013 the CEO was awarded 61,359 performance shares (at target) and other NEOs were awarded from 11,322 to 14,609 performance shares (at target). These awards are included in the Grants of Plan-Based Awards Table.

2011 — 2013 Performance Units Measurement Cycle Results.    The performance measurements for the 2013 performance cycle were described in the Proxy statement dated April 2, 2012. In summary, (1) the EPS growth would be measured against the EPS as of December 31, 2010 with a threshold growth rate of 12% or more and the Common Stock annual dividend must be no less than $1.01 per share; and (2) the avoidance of emissions with a threshold amount of 4 million tons. For this measurement cycle that ended in 2013, two performance unit cycles resulted in a payout in shares of common stock as described below:

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The EPS growth restricted stock units granted effective January 1, 2011 achieved over 18 percent EPS growth target over a three-year period, which resulted in 150 percent of target payout. The CEO earned 81,309 restricted stock units that included dividend equivalents credited over the performance period. Other NEOs earned from 12,314 to 21,340 restricted stock units that included dividend equivalents credited over the performance period. These awards are included in the Option Exercises and Stock Vested Table on page 50.

Executive Compensation

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The Company achieved an average annual emission reduction of 6.6 million tons for the environmental performance units granted effective January 1, 2011, which resulted in a 141.2 percent of target payout. The CEO earned 25,510 performance units and other NEOs earned from 1,593 to 6,695 performance units, all of which included dividend equivalents credited over the performance period. These awards are included in the Option Exercises and Stock Vested Table.

2011 — 2013 Performance Share Measurement Cycle Results.    For the measurement cycle that ended in 2013, representing awards granted January 1, 2011, despite strong operational and earnings growth performance, our relative TSR performance was below the required level for any payout. As a result, all 2011 — 2013 performance shares were forfeited.

Other Stock Unit Grant.    Our philosophy on stock grants is to emphasize performance, but the board also recognizes the need to design compensation that will retain key executive talent considered integral to our overall success. In February 2013, the Governance, Compensation and Nominating Committee approved a retention-based restricted stock unit (Retention Units) award for Mr. Fowke of 141,300 Retention Units, which equates to approximately $4 million, to secure his services for the next five years. This award is not considered part of the annual program. The committee has not typically made similar grants in the past but took into account performance and current market environment. In making the special award, the committee, with the advice of its independent consultant and in consultation with the other independent members of the board of directors, considered the following factors:

¡	Mr. Fowke’s performance as CEO including the Company’s strong financial performance,

¡	His leadership in delivering strong operational performance on safety and reliability,

¡	His leadership in developing and communicating the Company’s vision and strategic direction, and

¡	The Company’s desire for additional certainty in CEO succession planning given the increasing competitiveness for executive talent in the utility industry.

One-third of the Retention Unit grant will vest on the third anniversary of the grant date, with the remaining two-thirds vesting on the fifth anniversary, provided Mr. Fowke remains continuously employed by the Company through the anniversary dates. The Retention Units are subject to accelerated vesting either on a full or pro-rata basis under certain circumstances including death, disability or change of control; however, no accelerated vesting will occur if Mr. Fowke retires or voluntarily resigns prior to the respective vesting dates. The award was issued under Xcel Energy Inc’s 2005 Long-Term Incentive Plan.

The Summary Compensation Table is required to reflect the full amount of the Retention Unit grant in the Stock Award column in the year granted. Although this grant represents approximately 25 percent of the Summary Compensation Table total for 2013, it was not earned in 2013 and will not be earned in full until Mr. Fowke satisfies the continued employment condition through 2018 subject to vesting as described above.

Other Compensation Benefit Programs

Employment Contracts.    Neither our CEO nor any of our executive officers have employment contracts.

Retirement and Deferred Compensation Benefits.    In 2013, the Company provided retirement benefits to executive officers under the Xcel Energy qualified and non-qualified pension plans. The role of the pension plans in executive compensation is the same as it is for other employees: to provide income during retirement and aid in the retention of qualified employees, including executive officers. The qualified pension plan includes earnings up to the Internal Revenue Service’s established limits and the benefit may be payable in a manner that results in individual income tax advantages. The non-qualified pension plan includes earnings, if any, above the same Internal Revenue Service limit. The 2013 Internal Revenue Service earnings limit was $255,000.

Xcel Energy maintains a Supplemental Executive Retirement Plan (“SERP”), which was closed to new participants in 2008. Benefits continue to accrue for Ben Fowke and David M. Sparby, who became participants in the SERP before the closure. The SERP provides benefits to these executive officers in addition to those

Executive Compensation

provided through the qualified and non-qualified pension plans. Covered compensation for the purposes of calculating SERP benefits includes base salary, annual incentive and leadership award amounts. Long-term incentive payments are not included in covered compensation. The SERP benefit is valued as a 20-year annuity, but is payable as a lump sum after the officer’s termination of employment. Unreduced benefits are payable at age 62 or as early as age 55, reduced 5 percent for each year that the benefit commencement date precedes age 62.

Each executive officer is eligible to participate in Xcel Energy’s 401(k) Savings Plan and Deferred Compensation Plan. The plans allow executive officers, like other eligible employees, to defer all or a portion of their base salary and their annual incentive award up to certain limits. The plan also allows executive officers to defer all or a portion of their performance-based long-term incentive awards. For 2013, the Company matched 50 percent of the base salary deferred to both plans, up to 8 percent. The purpose of the Deferred Compensation Plan is to make up for retirement benefits that cannot be paid under the Company’s qualified retirement plans due to the Internal Revenue Service Code limitations.

Severance Policy.    The Company provides severance benefits to NEOs in accordance with the Xcel Energy Senior Executive Severance and Change in Control Policy (as amended, the “Severance Policy”). The board of directors or the committee may name additional participants. The committee believes the Severance Policy provides a competitive severance benefit that aligns the interests of executives with shareholders, retains key talent during a critical and potentially protracted period of uncertainty and provides a competitive pay arrangement in the event the Company undergoes a change in control and the executive is not retained following the completion of such event. Outside of change in control situations, the Severance Policy also encourages executive officers to focus on the interests of Xcel Energy and its shareholders without undue concern that the officer will be terminated without compensation and benefits.

The benefits payable under the Severance Policy are discussed in more detail under “Potential Payments Upon Termination or Change in Control” beginning on page 56.

Stock Ownership Policy

Our Stock Ownership Policy is an important feature of our compensation plan that ensures alignment of executive and shareholder interests. The share ownership guideline for each executive is based on the executive’s position. Executives are expected to achieve the applicable ownership requirement within five years of the date they assume their current executive position. If an executive is not in compliance with the ownership requirement, the executive must retain 100 percent of the net shares (after-tax) delivered to him or her until the applicable ownership requirement is satisfied.

In addition to the stock ownership requirements, each executive is required to hold the net shares acquired through the Company’s compensation plans for a period of at least one year from the date the committee certifies results and authorizes payment of an award. These holding periods apply to shares acquired through the Company’s compensation plans even if the executive is otherwise already in compliance with the stock ownership requirements. If an executive is not in compliance with the ownership requirement within the required time period, the executive must elect to receive payment of any incentive awards in stock, until the ownership requirement is met.

As of March 25, 2014, all NEOs who are current executive officers have achieved, or are on track to achieve, the stated share ownership requirement by the date specified for achievement. All shares that the executive is entitled to vote count toward compliance with the ownership guidelines.

Position	5-Year Guideline
Ben Fowke, Chairman, President and CEO	5x
Teresa Madden, Senior Vice President, CFO	3x
Kent Larson, Senior Vice President, Operations	3x
Marvin McDaniel, Jr., Senior Vice President, Chief Administrative Officer	3x
David Sparby, Senior Vice President, Group President and President and CEO, NSP-Minnesota	3x

Executive Compensation

Hedging and Pledging

We prohibit the use of any hedging or similar transactions related to our shares for directors and all employees, including executives. In addition, the pledging of shares by executive officers and directors is only allowed if the executive officer or director receives approval from the securities trading policy committee prior to pledging the shares. No directors or executive officers have pledged shares of our common stock. The board believes that these policies are consistent with our philosophy that senior executives’ and directors’ interests should be aligned with those of our long-term shareholders through equity ownership.

Clawback Policy

The committee has a clawback policy in place to provide the Company the right to recover certain payments made to executives. Xcel Energy may recover annual and long-term incentive awards if the Company has a restatement due to material noncompliance or if an eligible plan participant is terminated for fraud or misconduct.

Equity Grant Practices

We have the following practices regarding the timing of equity compensation grants:

¡	Performance shares and performance units are normally granted on the date of a regularly scheduled committee meeting;

¡	Off-cycle grants to employees and new hires are made after the trading window opens following the earnings release for the quarter in which the triggering event occurred;

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Grants to newly promoted executive officers or VPs or otherwise made as described above are made either (i) on the day the committee approves the grant for a promotion that has already occurred or is occurring concurrently or for retention purposes; or (ii) on the effective date of a promotion for promotions or grants that become effective at a future date; and

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In years where we pay out annual incentive awards, we issue the common shares and restricted shares of our common stock to executives who have elected to receive their award in common stock on the regularly scheduled date of the February committee meeting.

Risk Assessment

The profile of our compensation programs are designed to motivate performance while not promoting behaviors that create undue risk. Specifically, the committee reviews several factors in establishing executive compensation programs, setting compensation levels and selecting target measures for variable compensation programs that balances performance and risk.

¡	Performance metrics are clear, easily identifiable and are based on variables that are generally accepted in the market, such as earnings per share and TSR.

¡	Long-term incentives have three-year vesting periods to encourage long-term decision-making and value creation.

¡	Programs are designed to align shareholder, customer and employee interests.

¡	Our stock ownership policy requires that executive officers retain a substantial stake in the Company so that executive’s interests are long-term in nature and therefore aligned with shareholders.

¡	Clawback provisions are in place, giving us the right to pursue and recoup awards that were earned based on materially incorrect financial information or misconduct.

Deductibility of Executive Compensation under IRC 162m

Federal tax law limits the deductibility of executive compensation in excess of $1,000,000 paid for any fiscal year to our highest paid executive officers; however, the statute exempts qualifying performance-based compensation when specified conditions are met. In general, the committee intends to structure incentive-based compensation awards to maintain the deductibility of executive compensation. The committee maintains the discretion to award compensation that exceeds Section 162(m)’s deductibility limit when consistent with its other compensation objectives and to remain competitive with peer companies.

Executive Compensation

REPORT OF THE COMPENSATION COMMITTEE

The Governance, Compensation and Nominating Committee, in its capacity as the compensation committee of the board, has reviewed and discussed with management the CD&A in this proxy statement. Based on the review and discussions referred to above, the committee recommended to the Company’s board of directors that the CD&A be included in the Company’s proxy statement on Schedule 14A.

Compensation Committee

Christopher J. Policinski, Chair

A. Patricia Sampson

James J. Sheppard

David A. Westerlund

Executive Compensation

TABLES RELATED TO EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table summarizes the primary elements of compensation paid or granted to our CEO, our CFO and our three other most highly compensated executive officers. See “Compensation Discussion and Analysis” above for a description of our executive compensation program to gain an understanding of the information disclosed in this and the following tables.

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Ben Fowke Chairman, President and CEO	2013 2012 2011	1,150,000 1,100,000 986,979	— 350,000 500,000	8,959,525 3,641,207 4,696,943	1,690,500 1,650,000 850,696	3,870,519 4,154,682 2,583,660	73,018 69,897 58,142	15,743,562 10,965,786 9,676,420	(1)
Teresa Madden Senior Vice President, CFO	2013 2012 2011	530,000 460,000 349,545	— — —	1,000,000 681,814 686,391	689,000 448,500 265,525	470,284 384,251 174,092	29,843 26,580 20,971	2,719,127 2,001,145 1,496,524
Kent Larson Senior Vice President, Operations	2013 2012 2011	475,000 425,000 353,182	— 225,000 200,000	997,291 779,094 721,594	432,250 290,063 197,207	540,664 581,785 246,597	29,562 26,521 20,832	2,474,767 2,327,463 1,739,412
Marvin McDaniel, Jr. Senior Vice President, Chief Administrative Officer	2013 2012 2011	475,000 425,000 400,000	— 150,000 175,000	997,291 878,544 996,163	432,250 207,188 205,493	373,169 456,020 292,704	29,396 26,690 27,292	2,307,106 2,143,442 2,096,652
David Sparby Senior Vice President, Group President & President and CEO, NSP-Minnesota	2013 2012 2011	540,000 530,000 530,000	— — —	821,840 847,561 1,249,089	666,900 465,075 364,428	1,624,219 1,403,830 1,224,544	14,390 15,779 18,282	3,667,349 3,262,245 3,386,343

(1)	This total includes a one-time award of Retention Units with a grant date fair value of $3,998,790. Actual realized compensation for Mr. Fowke for 2013 was $6,845,683, for 2012 it was $4,334,843 and for 2011 it was $6,481,239. Actual realized compensation includes salary, annual incentive, bonus, the value of performance-based stock awards that vested and all other compensation.
(2)	Amounts in this column reflect base salary earned for the corresponding year regardless of whether or not any portions were deferred under the 401(k) Savings Plan or otherwise.
(3)	Amounts in this column reflect discretionary Leadership Awards attributable to exemplary performance and were granted under the 2010 Executive Annual Discretionary Award Plan. No Leadership Awards were paid in 2013.
(4)	Amounts in this column reflect the aggregate grant date fair value of long term incentive awards granted. The majority of the amounts in this column do not represent earned or paid compensation as awards are still subject to performance and/or vesting conditions. The remaining amounts include awards earned under the Annual Plan that the executive officer elected to receive in shares of unrestricted and restricted common stock, in lieu of a portion of the cash payment. In each instance, the grant date fair value was computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures, as described below:

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Restricted and unrestricted shares granted under the Annual Plan are valued based on the fair market value of our common stock at the time the shares were issued following the close of the performance year, and includes the premium (5% for unrestricted stock or 20% for restricted stock) payable for the election to receive shares of stock in lieu of cash.

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The long-term incentive grants are valued based on the market price of our common stock on the grant date of the award, based on the assumption that target performance will be achieved and the units and future credited dividend equivalents will vest and will not be forfeited.

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The Retention Unit grant awarded to Mr. Fowke is valued based on the market price of our common stock on the grant date of the award, based on the assumption Mr. Fowke maintains continuous employment based on the conditions within the agreement.

Executive Compensation

For a discussion of the assumptions and methodologies used to calculate the amounts reported, see Note 8, Share-Based Compensation, to Xcel Energy’s Consolidated Financial Statements, included as part of Xcel Energy’s 2013 Annual Report on Form 10-K. The aggregate grant date fair value of awards granted in 2013 that have a variable vesting value, assuming the maximum performance conditions are achieved is reflected in the table below:

	Ben Fowke	Teresa Madden	Kent Larson	Marvin McDaniel, Jr.	David Sparby
Performance Units	$3,780,001	$900,008	$697,492	$697,492	$706,486
Performance Shares	3,360,019	799,989	619,993	619,993	627,988

(5)	Amounts in this column reflect awards earned under our Annual Plan regardless of whether any portion was deferred under the Deferred Compensation Plan. These amounts do not include amounts that the executive elected to receive in shares of unrestricted and restricted shares in lieu of a portion of the cash payment. The value of stock received in lieu of the cash payment plus associated premiums are reflected in the Stock Awards column for the respective years.
(6)	Amounts in this column reflect the increase in the present value of the executive officer’s benefits under all pension plans established by the Company, using methods that are consistent with those used in our financial statements. The increase from the prior year is generally due to (a) the additional years of service earned by the executive officer under the plans, (b) the increase in the final average salary from the prior year used to determine plan benefits, (c) the interest earned on accumulated benefits during the year (that is, the decrease in the deferral period until benefits commence as the executive officer approaches retirement), and (d) changes in actuarial assumptions. For Mr. Sparby, this amount also includes preferential earnings of approximately $1,804, under a grandfathered non-qualified deferred compensation plan.
(7)	Amounts included in All Other Compensation include the Company match under the 401(k) Savings Plan, Company contributions to the non-qualified savings plan, imputed income on life insurance paid by the Company, forfeited vacation pay and; for 2013, amounts related to our executive physical program. None of these amounts exceed $10,000 except the following:

¡	Contributions to the non-qualified savings plan: Mr. Fowke $37,250; Ms Madden $12,450; and Messers. Larson and McDaniel $10,250.
¡	Forfeited vacation: Mr. Fowke $22,116 and Mr. Sparby $10,385.

Except for the executive physical imputed amount, programs included in the “All Other Compensation” column were available to all eligible and qualifying employees of Xcel Energy.

The Company provides very limited perquisites to its NEOs. Under corporate policy, the corporate aircraft may not be scheduled for personal use. Executive officers and their families may use the corporate aircraft for personal travel only when the aircraft is already scheduled to fly to the same destination on Company business. Because the aircraft may only be used for personal travel if the aircraft already is scheduled to fly to the same destination, there is no incremental cost to the Company for such personal use. We have significant corporate operations in Minneapolis, Minnesota, and Denver, Colorado, and some executive officers, including several of the NEOs, split time between those offices and use the corporate aircraft to travel between Minneapolis and Denver. Executive officers may also have the occasional personal use of event tickets when such tickets are not being used for business purposes, for which we have no incremental costs.

Executive Compensation

GRANTS OF PLAN-BASED AWARDS TABLE

The following table provides information regarding incentive awards and other stock-based awards granted during 2013 to the NEOs.

Name	Grant Date	Date of Committee Action(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)				Estimated Future Payouts Under Equity Incentive Plan Awards(3)				Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Ben Fowke	1/2/13	12/11/12					18,408	61,359	(a)	122,718	1,680,009
	1/2/13	12/11/12					30,680	61,359	(b)	92,039	1,680,009
	1/2/13	12/11/12					15,340	30,679	(c)	46,019	839,991
	2/20/13	2/20/13						141,300	(d)		3,998,790
							$190,181	$380,363	(f)	$760,725
			422,625	845,250	(2)	1,690,500
Teresa Madden	1/2/13	12/11/12					4,383	14,609	(a)	29,218	399,994
	1/2/13	12/11/12					7,305	14,609	(b)	21,914	399,994
	1/2/13	12/11/12					3,653	7,305	(c)	10,958	200,011
			172,250	344,500	(2)	689,000
Kent Larson	1/2/13	12/11/12					3,397	11,322	(a)	22,644	309,996
	1/2/13	12/11/12					5,661	11,322	(b)	16,983	309,996
	1/2/13	12/11/12					2,831	5,661	(c)	8,492	154,998
							$55,575	$111,150	(e)	$222,300
			108,063	216,125	(2)	432,250
Marvin McDaniel, Jr.	1/2/13	12/11/12					3,397	11,322	(a)	22,644	309,996
	1/2/13	12/11/12					5,661	11,322	(b)	16,983	309,996
	1/2/13	12/11/12					2,831	5,661	(c)	8,492	154,998
							$55,575	$111,150	(e)	$222,300
			108,063	216,125	(2)	432,250
David Sparby	1/2/13	12/11/12					3,440	11,468	(a)	22,936	313,994
	1/2/13	12/11/12					5,734	11,468	(b)	17,202	313,994
	1/2/13	12/11/12					2,867	5,734	(c)	8,601	156,997
							$9,214	$18,428	(f)	$36,855
			166,725	333,450	(2)	666,900

(1)	The committee approved the awards on December 11, 2012, effective as of January 1, 2013 for annual incentive and effective as of January 2, 2013 for long-term incentive. The Retention Units awarded to Mr. Fowke were granted on February 20, 2013.
(2)	Amounts show target annual incentive awards pursuant to the Annual Plan. Target annual incentive awards, as a percentage of base salary, were set as follows: 105% for Mr. Fowke, and 65% for Ms. Madden and Messrs. Larson, McDaniel and Sparby. Payouts of annual incentive awards are dependent on the level of achievement of corporate financial and operational goals approved by the committee, with each individual having the opportunity to earn from 0% to 200% of the target annual incentive award based on the level of achievement of the goals. With approval of the committee, an executive officer may elect to receive shares of unrestricted and/or restricted common stock in lieu of a portion of the cash payment for which they were otherwise entitled under the Annual Plan. To the extent an executive officer elected to receive restricted or unrestricted shares in lieu of a cash payment for 2013 under the Annual Plan, the dollar value of the future payout of those equity awards at threshold, target and maximum are disclosed in dollar amounts in the columns under the caption “Estimated Future Payouts Under Equity Incentive Plan Awards.” The values shown include the individual’s elected forms of payment and associated premium and therefore may include a 5% premium (should the participant elect to receive unrestricted common shares) or a 20% premium (should the participant elect to receive restricted shares). The actual payments of the cash component of these awards are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.
(3)	Target long-term incentive awards for the grants issued January 2, 2013, pursuant to the Long-Term Plan, were set as follows: $4,200,000 for Mr. Fowke, $1,000,000 for Ms. Madden, $785,000 for Mr. Sparby and $775,000 for Messrs. Larson and McDaniel. The target number of shares granted as performance shares and performance units were calculated by multiplying each NEO’s long-term incentive target by 40% and 60%, respectively, and dividing the results by the closing common stock price on January 2, 2013.

Share amounts in this column reflect long-term incentive stock-based awards, as described further in (a) through (d) below. Dollar amounts in this column reflect annual incentive awards that the NEO has elected to receive in restricted and/or unrestricted shares of our common stock, as described further in (e) and (f) below and footnote 2 above.

Executive Compensation

(a)	performance shares based on a relative TSR with a measurement date of December 31, 2015
(b)	performance units based on the EPS growth measurement with a measurement date of December 31, 2015
(c)	performance units based on a relative weighted average Retail Average Rate for price with a measurement date of December 31, 2015
(d)	Retention Units, vesting 33% on February 20, 2016 and 67% on February 20, 2018

(e)	dollar value of estimated payouts for 2013 Annual Incentive Program to be received in restricted shares of common stock in accordance with an executive officer’s election (see footnote 2)
(f)	dollar value of estimated payouts for 2013 Annual Incentive Program to be received in unrestricted shares of common stock in accordance with an executive officer’s election (see footnote 2)

All share amounts reflected were issued under the 2005 Long-Term Incentive Plan. Performance share payout values, while based on percentile performance, are also determined by the price of our common stock at payout. The lines reflecting dollar values are for the AIP payouts, pursuant to the Annual Plan, to be received in restricted and/or unrestricted shares of common stock in accordance with an executive officer’s election (see footnote 2 above). The number of shares to be received for annual incentive award payouts is determined based on the fair market value of our common stock at the time the shares are issued following the close of the performance year. The value of the shares actually issued to each executive officer pursuant to 2013 annual incentive awards is included in the “Stock Awards” column in the Summary Compensation Table.

(4)	This column shows the grant date fair value pursuant to FASB ASC Topic 718 for equity awards.

Terms of long-term incentive awards.    For information regarding the terms of the awards, descriptions of the performance based vesting conditions and the criteria for determining the amounts payable of the performance shares and performance units, please see Compensation Discussion and Analysis — Long-Term Incentives on page 39. For information regarding restrictions on transfer, vesting and other vesting conditions of the Retention Units, please see Compensation Discussion and Analysis — Long-Term Incentives — Other Stock Unit Grant beginning on page 41. Please see Potential Payments Upon Termination or Change in Control — Outstanding Incentive Compensation Awards for information about the forfeiture provisions and treatment of these long-term incentive awards at severance.

Executive Compensation

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table provides additional information regarding stock options, restricted stock, performance units and performance shares that were outstanding on December 31, 2013 for the NEOs. Fractional share amounts have been rounded to the nearest whole share.

	Stock Awards			Equity Incentive Plan Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)(2)
Ben Fowke	3,372	(3)	94,221	57,605	(6)	1,609,495
	11,791	(4)	329,454	43,204	(7)	1,207,121
				14,479	(8)	404,543
				63,087	(9)	1,762,652
				47,315	(10)	1,321,967
				63,087	(11)	1,762,652
				145,279	(12)	4,059,107
Teresa Madden	757	(4)	21,157	10,786	(6)	301,366
				8,090	(7)	226,047
				2,711	(8)	75,745
				15,020	(9)	419,671
				11,266	(10)	314,775
				15,020	(11)	419,671
Kent Larson	2,733	(4)	76,368	9,966	(6)	278,439
	5,419	(5)	151,419	7,473	(7)	208,807
				2,505	(8)	69,990
				11,641	(9)	325,246
				8,731	(10)	243,934
				11,641	(11)	325,246
Marvin McDaniel, Jr.	1,929	(4)	53,897	9,966	(6)	278,439
	9,032	(5)	252,366	7,473	(7)	208,807
				2,505	(8)	69,990
				11,641	(9)	325,246
				8,731	(10)	243,934
				11,641	(11)	325,246
David Sparby	523	(4)	14,609	12,427	(6)	347,220
	2,253	(5)	62,941	9,321	(7)	260,438
				3,124	(8)	87,285
				11,791	(9)	329,440
				8,843	(10)	247,080
				11,791	(11)	329,440

(1)	Values were calculated based on a $27.94 closing price of our common stock, as reported on the NYSE on December 31, 2013. Actual performance units and performance shares payout values, while based on percentile performance, are also determined by the price of our common stock at payout. Values reflected in the table assume target level performance.
(2)	Amounts reflected exclude performance share awards and performance unit awards that have a performance period ending on December 31, 2013. The committee certified the achievement of the applicable performance measures for these awards on February 19, 2014; the amounts for these awards are included in the amounts in the column titled “Number of Shares Acquired on Vesting” in the Option Exercises and Stock Vested Table on page 50.
(3)	Represents restricted stock, and credited dividend equivalents, that the executive officers elected to receive in lieu of cash compensation for annual incentive awards granted in 2011 for which they were otherwise entitled under the Annual Plan. The restrictions lapsed on March 1, 2014.
(4)	Represents restricted stock, and credited dividend equivalents, that the executive officers elected to receive in lieu of cash compensation for annual incentive awards granted in 2012 for which they were otherwise entitled under the Annual Plan. One-third of the restrictions lapsed on March 1, 2014, and the remaining third of the restrictions will lapse on March 1, 2015 or the next available trading day if the designated date is not a trading day.
(5)	Represents restricted stock, and credited dividend equivalents, that the executive officers elected to receive in lieu of cash compensation for annual incentive awards granted in 2013 for which they were otherwise entitled under the Annual Plan. One-third of the restrictions lapsed on March 1, 2014, one-third will lapse on March 1, 2015, and the remaining third of the restrictions will lapse on March 1, 2016 or the next available trading day if the designated date is not a trading day.
(6)	Represents performance units granted in 2012, and credited dividend equivalents, based on EPS growth. The measurement date for the vesting of these awards is December 31, 2014.
(7)	Represents performance units granted in 2012, and credited dividend equivalents, measured on the relative weighted average Retail Average Rate for price. The measurement date for the vesting of these awards is December 31, 2014.
(8)	Represents performance shares granted in 2012 based on a relative TSR for the performance period January 1, 2012 to December 31, 2014. The measurement date for the vesting of these awards is December 31, 2014.

Executive Compensation

(9)	Represents performance units granted January 1, 2013, and credited dividend equivalents, based on EPS growth. The measurement date for the vesting of these awards is December 31, 2015.
(10)	Represents performance units granted January 1, 2013, and credited dividend equivalents, measured on the relative weighted average Retail Average Rate for price. The measurement date for the vesting of these awards is December 31, 2015.
(11)	Represents performance shares granted January 1, 2013, and credited dividend equivalents, based on a relative TSR for the performance period January 1, 2013 to December 31, 2015. The measurement date for the vesting of these awards is December 31, 2015.
(12)	Represents retention-based restricted stock units granted February 20, 2013, and credited dividend equivalents. One-third of the restricted stock units will vest on February 20, 2016, and the remaining two-thirds will vest on February 20, 2018.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table discloses on a grant-by-grant basis the stock or similar awards that vested in 2013. Pursuant to the Stock Ownership Policy, each executive is required to hold the net shares acquired from these performance share awards and performance unit awards for a period of at least one year from the date each award is paid. Fractional share amounts have been rounded to the nearest whole share.

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting (#)(2)		Value Realized on Vesting ($)(2)
Ben Fowke	14,560	(3)	416,284	(4)
	81,309	(5)	2,414,055	(6)
	25,510	(7)	757,385	(6)
Teresa Madden	368	(3)	10,526	(4)
	12,314	(5)	365,615	(6)
	3,863	(7)	114,706	(6)
Kent Larson	1,329	(3)	37,996	(4)
	20,360	(5)	604,489	(6)
	1,593	(7)	47,294	(6)
Marvin McDaniel, Jr.	938	(3)	26,816	(4)
	14,495	(5)	430,360	(6)
	4,548	(7)	135,018	(6)
David Sparby	1,766	(3)	50,483	(4)
	21,340	(5)	633,599	(6)
	6,695	(7)	198,781	(6)

(1)	The Company has not granted stock options since 2001, and there are no outstanding options. As such, the columns relating to option exercises have been omitted.
(2)	Amounts reflected include performance share awards and performance unit awards that have performance periods ending on December 31, 2013. The committee certified the achievement of the applicable performance measures on February 19, 2014. Pursuant to the Stock Ownership Policy adopted by the committee, each executive is required to hold the net shares acquired from these performance share awards and performance unit awards for a period of at least one year from the date each award is paid.
(3)	Reflects vesting of restricted stock plus associated stock acquired with reinvested dividends received in lieu of cash compensation that certain NEOs elected to receive under the Annual Plan.
(4)	Value is based on the average of the high and low market price of our common stock on March 1, 2013, or $28.59, the date the restrictions lapsed.
(5)	Reflects vesting of performance units granted January 3, August 24 and September 19, 2011, as applicable, and associated dividend equivalent units based on achievement of defined EPS growth and our common stock annual dividend remaining at least $1.01 during the performance period. The number of units includes credited dividend equivalents associated with the January 20, 2014 dividend as the record date for these dividend equivalents, December 27, 2013, was prior to settlement.
(6)	Value is based on the closing market price of our common stock on February 18, 2014, or $29.69, the date prior to the committee certification.
(7)	Reflects vesting of performance units granted January 3, 2011, August 24 and September 19, 2011, as applicable, and associated dividend equivalent units based on achievement of environmental goals by December 31, 2013. The number of units includes credited dividend equivalents associated with the January 20, 2014 dividend as the record date for these dividend equivalents, December 27, 2013, was prior to settlement.

PENSION BENEFITS

We maintain two defined benefit plans in which the NEOs participate, and one additional defined benefit plan in which two NEOs participate.

¡	The Xcel Energy Pension Plan provides funded, tax-qualified benefits that are subject to compensation and benefit limits under the Internal Revenue Code.

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The Xcel Energy Inc. Non-qualified Pension Plan (referred to as the “Non-qualified Pension Plan”) provides unfunded, non-qualified benefits for compensation that is in excess of the limits applicable to the Xcel Energy Pension Plan.

Executive Compensation

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The Xcel Energy SERP provides unfunded, non-qualified benefits that are offset by benefits under the Xcel Energy Pension Plan and the Non-qualified Pension Plan. Participation in the SERP is closed to new participants.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Ben Fowke	Pension Plan	17	1,578,318	—
	Non-qualified Pension Plan	17	2,099,407	—
	SERP	17	8,663,060	—
Teresa Madden	Pension Plan	31	1,468,567	—
	Non-qualified Pension Plan	31	492,371	—
Kent Larson	Pension Plan	32	1,433,294	—
	Non-qualified Pension Plan	32	597,077	—
Marvin McDaniel, Jr.	Pension Plan	26	1,397,916	—
	Non-qualified Pension Plan	26	454,693	—
David Sparby	Pension Plan	32	2,292,150	—
	Non-qualified Pension Plan	32	1,798,336	—
	SERP	32	4,271,161	—

Present Value of Accumulated Benefits.    The Present Value of Accumulated Benefit is the present value of the annual pension benefit earned as of December 31, 2013 that would be payable under each plan for the NEOs beginning at normal retirement age, or the earliest time at which the NEO may retire without a benefit reduction. Certain assumptions regarding interest rates and mortality were used to determine the present value of the benefit. Those assumptions are consistent with those used in Note 9, Benefit Plans and Other Postretirement Benefits, to Xcel Energy’s Consolidated Financial Statement, included as part of Xcel Energy’s 2013 Annual Report on Form 10-K. Normal retirement age for this purpose is defined by the various plans in which the NEOs participate. The Present Value of Accumulated Benefit is determined for each plan assuming benefits commence at the age described below:

¡	Xcel Energy Pension Plan. Benefits are calculated assuming the normal retirement age is 65, with the exception of Mr. Sparby who is eligible for an unreduced pension at age 62.

¡	Non-qualified Pension Plan. Benefits are calculated assuming normal retirement age is 65, with the exception of Mr. Sparby who is eligible for an unreduced pension at age 62.

¡	SERP. Benefits are calculated assuming the normal retirement age is 62.

The following narrative provides detailed information about the retirement benefits available to the NEOs.

Xcel Energy Pension Plan

There are three general benefit components payable under the Xcel Energy Pension Plan: the basic benefit, the retirement spending account and the social security supplement.

Basic Benefit

The basic benefit is determined under one of two formulas: the Traditional Benefit formula or the Pension Equity Benefit formula. Mr. Sparby participates under the Traditional Benefit formula. Mr. Fowke, Ms. Madden, Mr. McDaniel and Mr. Larson participate under the Pension Equity Benefit formula.

Traditional Benefit Formula

The basic benefit is determined as follows:

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Monthly benefit, payable as a single life annuity at the participant’s normal retirement age, equal to the sum of 1.1333 percent of the participant’s highest average monthly base pay plus 0.5 percent of highest average monthly base pay in excess of one-third of the monthly Social Security Wage Base for the current year, times years of credited service (up to 30 years).

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Highest average monthly base pay is equal to the highest average monthly rate of base pay during any 48 consecutive months of covered employment. Base pay is regular salary, including employee contributions to

Executive Compensation

the 401(k) Savings Plan, the Flexible Benefits Plan and the Deferred Compensation Plan. If a participant retires after earning 40 years of credited service, or reaches age 62 with 20 years of vesting service, or reaches Rule-of-90 eligibility, the full accrued benefit described above is payable. If retirement occurs between ages 57 and 62 with at least 20 years of vesting service, the basic benefit is reduced 0.333 percent for each month that benefits commence prior to age 62. Mr. Sparby is eligible for early retirement under the Xcel Energy Pension Plan based on the reduced rate factors discussed above.

If a participant terminates employment prior to reaching one of the retirement eligibility milestones described above, and terminates with at least three years of vesting service and commences benefits on or after age 57 but before age 65, the basic benefit is reduced 0.333 percent for each month that early commencement precedes age 65. If the participant’s age at commencement is less than 57, the benefit payable is the amount that is actuarially equivalent to the benefit payable at age 65.

Pension Equity Benefit Formula

The basic benefit is determined as follows:

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Monthly benefit, payable as a single life annuity at the participant’s normal retirement age, which is the actuarial equivalent of the participant’s Pension Equity Plan (“PEP”) Balance. The PEP Balance is equal to 10 percent of the participant’s highest average pay (expressed on a monthly basis) times years of credited service times twelve (12).

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Highest average pay is equal to the highest average monthly rate of base pay plus annual incentive pay during any 48 consecutive months of covered employment. Base pay is regular, straight-time earnings, including employee contributions to the 401(k) Savings Plan, the Flexible Benefits Plan and, effective January 1, 2002, the Deferred Compensation Plan. Ms. Madden is eligible for retirement under the Xcel Energy Pension Plan at the benefit level described here.

If a participant terminates employment before age 65 but after completing three years of vesting service, the benefit is calculated as described above but based on service and highest average pay at termination.

Retirement Spending Account

The Retirement Spending Account annual benefit is the same whether a participant is in the Traditional Benefit formula or the Pension Equity Benefit formula. In each case, the Retirement Spending Account is a monthly benefit, payable as a single life annuity that is the actuarial equivalent of the Retirement Spending Account balance. The Retirement Spending Account balance is the accumulated value at retirement of the initial account balance, annual credits, and annual interest credits.

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Initial account balance equal to $1,400 times all years of service as of December 31, 2002, for former NCE participants and December 31, 1998 for former NSP participants. For all other participants, the initial account balance is zero.

¡	Annual credits equal to $1,400.

¡	Interest credits based on one-year treasury constant maturities plus 1 percent.

Social Security Supplement

The Social Security Supplement is the same whether a participant is in the Traditional Benefit formula or the Pension Equity Benefit formula. In each case, the Social Security Supplement is a supplement that is paid from the participant’s retirement date to his or her Social Security retirement age. The monthly supplement is equal to $50 times the number of years of service (limited to 20 years). Participants are eligible for the Social Security Supplement if they are (1) age 57 with 20 years of vesting service, (2) age 55 and the sum of age and credited service is greater than or equal to 90, (3) age 65 with 1 year of service, or (4) 40 years of credited service.

Credited Service and Distributions

Generally, a participant’s years of credited service are based on the years of employment with the Company and its predecessors. The years of credited service listed above for the Xcel Energy Pension Plan for all of our NEOs are based only on their period of service while employed by the Company and its predecessors.

Executive Compensation

Benefits provided under the Xcel Energy Pension Plan are based on compensation up to the compensation limit under Section 401(a)(17) of the Internal Revenue Code ($255,000 in 2013). In addition, benefits provided under the Xcel Energy Pension Plan may not exceed a benefit limit under Section 415(b) of the Internal Revenue Code ($205,000 payable as a single life annuity beginning at normal retirement age in 2013).

Benefits are payable under one of the optional forms of payment elected by the participant, including a lump sum. Benefits under the Xcel Energy Pension Plan are funded by an irrevocable tax-exempt trust. A participant’s benefit under the Xcel Energy Pension Plan is payable from the assets held by the tax-exempt trust.

Non-qualified Pension Plan

The Non-qualified Pension Plan replaces the benefit that would have been payable through the Xcel Energy Pension Plan if not for the limits imposed by Internal Revenue Code sections 401(a)(17) and 415(b). All active participants must receive their Non-qualified Pension Plan benefit as a lump sum.

Generally, a participant’s years of credited service are based on their years of employment with the Company and its predecessors. However, in certain cases, credit for service prior to participation in the plan may be granted. The years of credited service listed above for the Non-qualified Pension Plan for all of our NEOs are based only on their period of service while employed by the Company and its predecessors.

The Non-qualified Pension Plan is unfunded and maintained as a book reserve account. No funds are set aside in a trust or otherwise; participants in the Non-qualified Pension Plan are general creditors of the Company with respect to the payment of their Non-qualified Pension Plan benefits. The executive officer’s accrued benefit under the Non-qualified Pension Plan cannot be sold, transferred or otherwise anticipated before it becomes payable under the terms of the plan, other than through a qualified domestic relations order.

Supplemental Executive Retirement Plan

In 2008, the board of directors closed the SERP to additional participants. The SERP provides a target percentage of final average compensation based on years of service, offset by the benefits received from the Xcel Energy Pension Plan and the Non-qualified Pension Plan. Final average compensation for the SERP is defined as the average of the highest three calendar years of compensation during the five calendar year period immediately preceding the calendar year in which the participant retires or terminates employment. Compensation is defined as the participant’s base pay plus any annual incentive earned for that year, regardless of whether such annual incentive is paid in that year or in the next year under our regular annual incentive plans.

The SERP benefit, defined as a 20-year certain annuity, accrues ratably over 20 years and, when fully accrued, is equal to (a) 55 percent of final average compensation minus (b) any other qualified or non-qualified benefits. The Retirement Spending Account and Social Security Supplement are not included in the offset. The SERP benefit is payable as a single lump-sum amount equal to the actuarial equivalent present value of the 20-year certain annuity. Benefits generally are payable at age 62, or as early as age 55, but would be reduced 5 percent for each year that the benefit commencement date precedes age 62.

Generally, a participant’s years of credited service are based on their years of employment with the Company and its predecessors. However, in certain cases, credit for service prior to participation in the plan may be granted. The years of credited service listed above for the SERP for the NEOs are based only on their period of service while employed by the Company and its predecessors.

The SERP is unfunded and maintained as a book reserve account. No funds are set aside in a trust or otherwise; participants in the SERP are general creditors of the Company with respect to the payment of their SERP benefits. The executive’s accrued benefit under the SERP cannot be sold, transferred or otherwise anticipated before it becomes payable under the terms of the plan, other than through a qualified domestic relations order. The SERP is a discretionary plan and NEOs who participate in the SERP were by recommendation and approval of the committee.

Executive Compensation

NON-QUALIFIED DEFERRED COMPENSATION

The following table shows the amounts deferred by the NEOs and our matching contributions during 2013.

Name	Executive Contributions in 2013 ($)(1)	Registrant Contributions in 2013 ($)(2)	Aggregate Earnings in 2013 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Dec.31, 2013($)(3)
Ben Fowke	80,500	37,250	199,196	—	1,115,151
Teresa Madden	159,000	12,450	273,481	—	2,099,591
Kent Larson	23,750	10,250	38,646	—	337,453
Marvin McDaniel, Jr.	47,500	10,250	63,941	—	454,647
David Sparby	1,061,219	—	276,662	—	2,584,465
Wealth Op Deferred Program:
David Sparby	—	—	8,501	—	201,351

(1)	Deferrals into the deferred compensation plan were made from compensation earned in 2013 and are reported in the column titled “Salary” in the Summary Compensation Table on page 45 for 2013, with the exception of annual incentive and long-term incentive amounts earned in 2013 but paid out and deferred in 2014. These amounts are as follows:

Name	Base Salary ($)	Annual Incentive Payout ($)	Long-term Incentive Payout ($)
Ben Fowke	80,500	0	0
Teresa Madden	159,000	0	0
Kent Larson	23,750	0	0
Marvin McDaniel, Jr.	47,500	0	0
David Sparby	108,000	140,400	812,819

(2)	Amounts shown reflect our matching contributions (above applicable Internal Revenue Code limits) into our deferred compensation plan during 2013, and are included in “All Other Compensation” in the Summary Compensation Table. These amounts are described in footnote 8 to the Summary Compensation Table.
(3)	Of the amounts shown, the following were included in the column titled “Salary” in the Summary Compensation Table for 2011 and 2012: Mr. Fowke: $136,219; Ms. Madden: $248,386; Mr. Larson: $38,909; Mr. McDaniel: $33,000 and Mr. Sparby: $159,000.

Deferred Compensation Plans

On an annual basis, eligible executives and key employees may elect to defer up to 75 percent of base pay, up to 100 percent of the annual incentive payable in the following calendar year, and beginning in 2013, up to 100 percent of vested long-term incentive awards of performance shares and restricted stock units into the Deferred Compensation Plan. In addition, the Company matches 50 percent of base pay deferrals, up to 4 percent, for eligible executives whose matching contributions into the Company’s 401(k) Savings Plan are restricted by Internal Revenue Code imposed limits. The Company matching contributions are credited to the Xcel Energy Common Stock Fund. We may also make discretionary contributions to accounts of certain participants but did not do so for any NEO in 2013. Wealth Op is a legacy non-qualified deferred compensation plan sponsored by a predecessor company, Northern States Power Company, beginning in 1984 through the late 1990s, when we froze the plan to new contributions.

Both the Deferred Compensation Plan and Wealth Op Plans are unfunded and represent general unsecured obligations of Xcel Energy. In other words, participants’ account balances will be paid only if we have the ability to pay. Accordingly, account balances may be lost in the event of our bankruptcy or insolvency.

Investment Funds

Deferred Compensation Plan.    The investment fund options under the Deferred Compensation Plan consist of those options available to all employees under the 401(k) Savings Plan, including the Xcel Energy Common Stock Fund, except that the Vanguard Brokerage account option is not available under the Deferred Compensation Plan. As under the 401(k) Savings Plan, participants may change their assumed investment fund on a daily basis. Deferred amounts from certain long-term incentive awards, payable in shares of common stock, must remain invested in the Xcel Energy Company Stock Fund.

Executive Compensation

Wealth Op Plan.    Previously deferred amounts into the Wealth Op Plan receive annual interest credits based on either a fixed or a variable interest rate, as elected by the participant at the time of original participation, which election may not be changed. For participant’s who elected the fixed interest rate, Wealth Op accounts are credited with earnings based on 120 percent of the 10-year rolling average of the 10-Year Treasury Note, compounded annually, which was 4.41 percent for 2013. This additional return is included in the above-market earnings on deferred compensation in the Summary Compensation Table.

Distribution Options

For the Deferred Compensation Plan, the executive’s account is payable on the earlier of a specific year or the executive’s separation of service or death and will be paid in a lump sum or in ten annual installments as elected by the executive or, if no election is made, in a lump sum.

¡	If a specific year is elected, a lump sum distribution will be made around January 31st of the elected year or upon separation of service, whichever occurs first.

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Distributions based on separation of service will be made (or will begin) around the next January 31st or July 31st that first follows the sixth-month anniversary of the executive’s separation of service.

¡

In the event of the executive’s death, payment to the executive’s beneficiary will be made in a lump sum unless the executive was already receiving installment payments. In that case, the installment payments will continue to be paid to the executive’s beneficiary.

¡	The executive can receive a distribution in the event of an extreme financial hardship that cannot be satisfied by any other means.

¡	For deferrals of certain long-term incentive awards, payment will be payable in common stock in the same times and manners described above; all other distributions will be made in cash.

For the Wealth Op Plan, payments commence the January 31st following a participant’s retirement, death, disability or other separation from service.

Executive Compensation

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We provide severance benefits to our executive officers under the Xcel Energy Senior Executive Severance and Change in Control Policy (as amended, the “Severance Policy”). As discussed above, the Severance Policy provides a market-competitive severance benefit and manages potential risks and changes in the event the Company were to undergo a change in control. Each of our current NEOs is a participant in the Severance Policy. Additional participants may be named by the board or the committee from time to time.

Under the Severance Policy, a participant whose employment is terminated will receive severance benefits unless:

¡

The employer terminated the participant for cause, which for this purpose includes termination for (i) the willful and continued failure of a participant to perform substantially his or her duties, after a written demand for substantial performance, or (ii) the willful engagement by a participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company;

¡	Termination was because of the participant’s death, disability or retirement;

¡	The participant’s division, subsidiary or business unit was sold and the buyer agreed to continue the participant’s employment with specified protections for the participant; or

¡	The participant terminated voluntarily.

The severance benefits for executive officers under the Severance Policy include the following payments:

¡	A lump sum cash payment equal to the participant’s annual base salary and target annual incentive award;

¡	Prorated target annual incentive compensation for the year of termination paid in a lump sum;

¡	A lump sum cash payment of $30,000 for outplacement services;

¡

A lump sum cash payment equal to the value of the additional amounts that would have been credited to or paid on behalf of the participant under pension and retirement savings plans if the participant had remained employed for one additional year; and

¡	Continued medical, dental and life insurance benefits for one additional year.

If the participant is terminated (including a voluntary termination following a diminution in salary, benefits or responsibilities) within two years following a change in control, the participant will receive benefits under the Severance Policy similar to the severance benefits described above, except as follows:

¡	The cash payment of the participant’s annual base salary and target annual incentive award will be increased by a severance multiplier of two or three times, depending upon the participant’s tier;

¡	The cash payment for the value of additional retirement savings and pension credits will be for two or three years, depending upon the participant’s tier; and

¡	Medical, dental and life insurance benefits will be continued for two or three years, depending upon the participant’s tier.

In addition, a subset of the participants entitled to enhanced benefits upon a change in control will be entitled to receive an additional cash payment to make the participant whole for any excise tax on excess parachute payments that he or she may incur, with certain limitations specified in the Severance Policy. This section of the Severance Policy was modified in October 2011 to eliminate the gross-up feature for new participants in the policy and for current participants whose benefit levels change after such date.

For these purposes, a change of control generally means (i) any acquisition of 20 percent or more of either our common stock or combined voting power (subject to limited exceptions for acquisitions directly from us, acquisitions by us or one of our employee benefit plans, or acquisitions pursuant to specified business

Executive Compensation

combinations in which (a) our shareholders will own more than 60 percent of the shares of the resulting corporation, (b) no one person will own 20 percent or more of the shares of the resulting corporation, and (c) a majority of the board of the resulting corporation will be our incumbent directors), (ii) directors of the Company as of the date of the Severance Policy and those directors who have been elected subsequently and whose nomination was approved by such directors fail to constitute a majority of the board, (iii) a merger, share exchange or sale of all or substantially all of the assets of the Company (each, a “business combination”) (except those business combinations that satisfy clauses (a), (b) and (c) above), or (iv) shareholder approval of a complete liquidation or dissolution of the Company.

In addition, pursuant to the terms of our incentive compensation plans, upon a change in control, all unvested shares of restricted stock and unvested Retention Units will vest immediately and all cash-based awards, such as performance shares and performance units, will vest and be paid out immediately in cash as if the applicable performance goals had been obtained at target levels.

The amounts payable in cash for each of the NEOs relating to the performance shares and performance units are included in the “Incentive Compensation” row of the “Termination upon Change in Control” column in the table of Aggregate Termination Payments below. Additionally, restrictions would lapse on the following shares of restricted stock: Ben Fowke, 15,164 shares with an aggregate value of $423,675; Teresa Madden, 757 shares with an aggregate value of $21,157; Kent Larson, 8,153 shares with an aggregate value of $227,787; Marvin McDaniel, Jr., 10,961 shares with an aggregate value of $306,263, David Sparby, 2,776 shares with an aggregate value of $77,550.

To receive the benefits under the Severance Policy, the participant must also sign an agreement releasing all claims against the employer and its affiliates and agreeing not to compete with the employer and its affiliates and not to solicit their employees and customers for one year.

Disability Benefits

All disability benefits for NEOs and all of our active employees are provided through an insured arrangement with a third party administrator/insurer. Each of the NEOs is eligible for a disability benefit in the event of a total and permanent disability. This disability benefit is generally available to all employees of the Company.

For participants in the long-term disability benefit, the monthly disability benefit payable is equal to 60 percent of the participant’s basic monthly earnings, limited to a maximum $25,000 monthly benefit. This monthly benefit would be payable until normal retirement age, or for those participants becoming disabled after age 63, for a specific period of time.

Retirement Benefits

Upon retirement, the executive officers will be entitled to receive the retirement benefits described above under the caption “Pension Benefits” on pages 50 to 53 and the non-qualified deferred compensation described under the caption “Non-qualified Deferred Compensation” on pages 54 to 55.

Outstanding Equity Compensation Awards

As discussed above, pursuant to the terms of our incentive compensation plans, in the event there is a change in control, all stock-based awards, such as restricted stock, will vest immediately and any awards that may be settled in cash or stock, such as performance shares and performance units, will vest and be paid out immediately in cash as if the applicable performance goals had been obtained at target levels.

Executive Compensation

The treatment of other unvested stock-based awards, such as restricted stock granted under the Annual Plan, performance units, and performance shares in situations other than a change in control, is as follows:

Award	Voluntary Termination	Involuntary Termination With or Without Cause	Retirement	Death or Disability
Performance Shares (Long-Term Plan)	Forfeited	Forfeited	Prorated until date of retirement, with actual payment dependent upon the achievement of performance goals	Remain outstanding on original terms and conditions
Performance Units (Long-Term Plan)	Forfeited	Forfeited	Prorated until date of retirement, with actual payment dependent upon the achievement of performance goals	Remain outstanding on original terms and conditions
Retention Units (Long-Term Plan)	Forfeited	With Cause – Forfeited Without Cause – Forfeited; at board’s discretion, units may vest pro-rata based on completed service	Forfeited	Vest pro-rata based on completed service
Restricted Stock (Annual Plan)	Forfeited	Forfeited	Forfeited	Restrictions lapse

Executive Compensation

Aggregate Termination Payments

This section explains those payments and benefits that are accelerated in various termination-of-employment scenarios.

For purposes of preparing this table, we have assumed that (i) the NEOs were terminated on December 31, 2013, and (ii) that the price of our common stock was $27.94 (the closing price on December 31, 2013).

Name	Termination upon Change in Control(1)		Voluntary Termination/ Retirement	Involuntary Termination with Cause	Involuntary Termination without Cause	Death
Ben Fowke
Severance Payments	$7,072,500		$—	$—	$2,357,500	$—
Retirement/Pension(2)	4,589,709		—	—	1,496,712	—
Benefits(3)	226,736		—	—	95,579	—
Equity Compensation	12,921,840	(4)	—	—	—	372,085	(5)
Tax gross-up	7,252,015		—	—	—	—
Paid-time-off (PTO) cash out	11,428		11,428	11,428	11,428	11,428
Total	$32,074,228		$11,428	$11,428	$3,961,219	$383,513
Teresa Madden
Severance Payments	$2,623,500		$—	$—	$874,500	$—
Retirement/Pension(2)	1,492,341		297,572	297,572	944,299	297,572
Benefits(3)	136,028		—	—	65,343	—
Equity Compensation	1,825,422		—	—	—	—
Tax gross-up	—		—	—	—	—
PTO cash out	57,248		57,248	57,248	57,248	57,248
Total	$6,134,539		$354,820	$354,820	$1,941,390	$354,820
Kent Larson
Severance Payments	$2,351,250		$—	$—	$783,750	$—
Retirement/Pension(2)	1,622,561		441,188	441,188	1,058,441	441,188
Benefits(3)	142,880		—	—	67,627	—
Equity Compensation	1,738,503		—	—	—	—
Tax gross-up	—		—	—	—	—
PTO cash out	33,798		33,798	33,798	33,798	33,798
Total	$5,888,992		$474,986	$474,986	$1,943,616	$474,986
Marvin McDaniel, Jr.
Severance Payments	$2,351,250		$—	$—	$783,750	$—
Retirement/Pension(2)	940,797		320,160	320,160	719,084	320,160
Benefits(3)	129,096		—	—	63,032	—
Equity Compensation	1,816,979		—	—	—	—
Tax gross-up	1,689,922		—	—	—	—
PTO cash out	34,712		34,712	34,712	34,712	34,712
Total	$6,962,756		$354,872	$354,872	$1,600,578	$354,872
David Sparby
Severance Payments	$2,673,000		$—	$—	$891,000	$—
Retirement/Pension(2)	542,901		542,901	542,901	664,816	—
Benefits(3)	76,683		—	—	45,561	—
Equity Compensation	1,771,104		—	—	—	—
Tax gross-up	1,764,947		—	—	—	—
PTO cash out	63,346		63,346	63,346	63,346	63,346
Total	$6,891,981		$606,247	$606,247	$1,664,723	$63,346

(1)	Amounts in this column relate to amounts payable if a change in control, as defined in the Severance Policy, occurs and the executive officer is terminated within two years of such event.
(2)	Represents the actuarial present value of pension benefits that would be received upon a specified termination event over and above those included in the Pension Benefits Table on page 51, which the executive officers also would be entitled to receive, except upon death, in which case the SERP benefit, for participating NEOs, would be reduced by 50%. The amounts shown in the Pension Benefits Table are based on prescribed assumptions for age at payment, interest rate and mortality. In the event of immediate termination of employment, benefits would be calculated using actual assumptions set forth in the pension plan documents, which differ from the prescribed assumptions used for purposes of calculating the actuarial present value of accumulated benefits for the Pension Benefits Table. In addition, the retirement benefits payable subsequent to specific events (for example, a change in control) will be modified as described above. The retirement amounts shown in this section represent the increase, if any, in the present value of pension benefits due to the difference in assumptions for age at payment, interest rates and mortality. These amounts also reflect the increase due to changes in benefit level required for the specific termination event identified in the table.

Executive Compensation

(3)	Included in the amounts reported under “Benefits” for all NEOs is $30,000 for outplacement services. Amounts also include the dollar value of continued medical, dental and life insurance benefits for three additional years in the event of a Termination upon Change in Control or one additional year in the event of an Involuntary Termination without Cause as set forth below. For these purposes we have assumed that health care costs will increase at the rate of 5% per year.

	Ben Fowke	Teresa Madden	Kent Larson	Marvin McDaniel, Jr.	David Sparby
3 Years	$58,736	$42,428	$55,880	$42,096	$42,483
1 Year	$19,579	$14,143	$18,627	$14,032	$14,161

Amounts in this row also include the dollar value of the additional matching contributions to the Qualified and Non-qualified Savings Plans for three additional years in the event of a Termination upon Change in Control or one additional year in the event of an Involuntary Termination without Cause as set forth below:

	Ben Fowke	Teresa Madden	Kent Larson	Marvin McDaniel, Jr.	David Sparby
3 Years	$138,000	$63,600	$57,000	$57,000	$4,200
1 Year	$46,000	$21,200	$19,000	$19,000	$1,400

(4)	Represents the dollar value of all performance shares and performance units that will vest and be paid out immediately in cash as if the applicable performance goals had been obtained at target levels. This amount includes the value of restricted stock for which restrictions would lapse, which values are set forth on page 57.
(5)	Does not include the value of restricted stock for which restrictions would lapse upon death, which values are set forth on page 57.
(6)	In October 2011, the committee approved a change to the Severance Policy that eliminated the gross up benefit to any new participants.

This section does not cover all amounts the NEOs will receive following termination as they are also entitled to receive:

¡	their vested balances under pension and deferred compensation plans, as disclosed previously, under all employment termination scenarios;

¡	the payments of long-term incentive awards, as described in the table above;

¡	leadership awards, if granted, under the Amended and Restated Executive Annual Discretionary Award Plan; and

¡

annual incentive awards at target, in the event of a change in control, or at actual performance levels for all events other than termination with cause, as disclosed in the Grant of Plan Based Awards Table on pages 47 to 48.

Executive Compensation

SECURITIES AUTHORIZED FOR ISSUANCE UNDER

EQUITY COMPENSATION PLANS

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders(1)	4,374,310	n/a	5,607,237
Equity compensation plans not approved by security holders	n/a	n/a	(2)

(1)	Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
	Xcel Energy Inc. 2005 Long-Term Incentive Plan (amended and restated effective February 17, 2010)	3,776,299	(3)	n/a	2,839,157	(4)
	Xcel Energy Inc. Executive Annual Incentive Award Plan (amended and restated effective February 17, 2010)	—		n/a	982,640
	SEP	598,011		n/a	1,785,440

(2)	The Xcel Energy SEP, as amended and restated, was first approved by shareholders at our 2004 annual meeting. For awards made prior to this shareholder approval, the number of shares of the Company’s common stock to be used for distribution under this SEP are purchased on the open market.
(3)	Includes performance shares, performance units and reinvested dividend equivalents with respect to certain performance units and retention units. For performance shares and performance units and associated dividend equivalent units, the actual number of securities to be paid out depends upon the level of achievement of the applicable performance goal. Awards may be paid out in cash, stock or a combination thereof. Amounts reflected in this table assume payout in shares at 200% for performance shares and performance units and 150% for performance units. Performance units and performance shares are subject to forfeiture if the threshold performance level is not achieved.
(4)	Awards can take the form of stock options, stock appreciation rights, restricted stock, bonus stock, performance units, performance shares or restricted stock units.

Executive Compensation

INFORMATION ABOUT RELATED PERSONS

Related-Person Transaction Policy

In 2008, the board adopted a written policy that sets forth our procedures for the review, consideration and approval or ratification of transactions involving Xcel Energy if one of our directors, nominees for director, executive officers or shareholders owning more than five percent of our common stock, or their immediate family members, has a material interest and the amount of the transaction or series of transactions exceeds $120,000. The committee has the responsibility for reviewing these transactions. In addition, the full board reviews ordinary course of business transactions in which directors have an interest as part of the board’s annual independence review. In determining whether to approve or ratify any such transactions, the committee must analyze the following factors, in addition to any other factors the committee deems appropriate, in determining whether to approve a Related Person Transaction:

¡	Whether the terms are fair to the Company;

¡	Whether the transaction is material to the Company;

¡	The role the Related Person has played in arranging the Related Person Transaction;

¡	The structure of the Related Person Transaction; and

¡	The interests of all Related Persons in the Related Person Transaction.

Whether a Related Person has a “material interest” in a transaction is a facts and circumstances determination and the factors for the committee to consider in this determination include the relationship of the Related Persons to the transaction, and with each other, the importance of the interest to the person having the interest and the amount involved in the transaction, as well as any other facts or circumstances deemed relevant by the committee in making such determination. The committee will approve a Related Person Transaction only if the committee determines that the Related Person Transaction is beneficial to the Company and the terms of the Related Person Transaction are fair to the Company.

Related-Person Transactions

Robert McDaniel, who is the brother to Marvin McDaniel, Jr., the Company’s Senior Vice President, Chief Administrative Officer, is the Senior Vice President and General Manager of Atkinson Power LLC. Atkinson Power is a vendor that has bid upon projects involving electric transmission and distribution construction and maintenance as well as street lighting for two of our operating subsidiaries. In his position with Atkinson Power, Mr. Robert McDaniel manages employees who were directly responsible for negotiating construction and maintenance contracts with our operating subsidiaries, and is the individual ultimately responsible for the vendor-client relationship with our operating subsidiaries.

Since January 1, 2013, Atkinson Power has provided Southwestern Public Service Company (“SPS”) emergency and maintenance services on an “as needed” basis under a master services agreement, for which we paid Atkinson approximately $14,000, and provided construction services for an SPS transmission project, for which we paid Atkinson approximately $520,000.

The contracts with Atkinson Power were awarded through a competitive bidding process, which considered cost, skill, industry reputation, prior work history, and adaptability of the vendor for use of current technologies for future technology scenarios. In his position with the Company, Mr. Marvin McDaniel, Jr., is not directly or indirectly involved in the negotiations of contracts or similar agreements with Atkinson Power LLC or its affiliates and is not directly or indirectly involved with the performance of the above-mentioned contracts or similar agreements.

These transactions were reviewed and approved by the Governance, Compensation, and Nominating Committee under the Related-Parties Transaction Policy.

Audit Information

REPORT OF THE AUDIT COMMITTEE

The role of the Audit Committee is to assist the board of directors in its oversight of the Company’s financial reporting process. The board of directors, in its business judgment, has determined that all members of the Audit Committee are “independent,” as required by the listing standards of the NYSE. The Audit Committee operates pursuant to its charter, which it reviews at least annually. As set forth in the charter, management of the Company is responsible for the preparation, presentation, and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Our independent auditors, Deloitte & Touche LLP, are responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to whether they are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States of America.

In the performance of its oversight function, the Audit Committee has:

¡

Reviewed and discussed the audited financial statements with management and our independent auditors. The Audit Committee’s review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;

¡	Discussed with our independent auditors the matters required to be discussed by Applicable Public Company Accounting Oversight Board Standards;

¡

Received the written disclosures and the letter from our independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed the independence of Deloitte & Touche LLP with them;

¡

Reviewed and pre-approved the services provided by our independent auditors other than their audit services and considered whether the provision of such other services by our independent auditors is compatible with maintaining their independence; and

¡

Discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits for the year 2013. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in the charter, the Audit Committee recommended to the board of directors, and the board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013, to be filed with the Securities and Exchange Commission. The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent auditors for 2014. Shareholder ratification of this appointment is included as Proposal No. 2 in these proxy materials.

Audit Committee

Timothy V. Wolf, Chair

Gail Koziara Boudreaux

Albert F. Moreno

A. Patricia Sampson

Kim Williams

Audit Information

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP has audited the Company’s consolidated financial statements since 2002. Audit services provided by Deloitte & Touche LLP in 2013 included the audits of consolidated financial statements and management’s assessment of internal control over financial reporting of the Company; reviews of interim consolidated financial information; and consultation on matters related to accounting and financial reporting. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they so desire. Such representatives will be available to respond to appropriate questions from shareholders at the Annual Meeting.

Audit and Non-Audit Fees

The following table presents fees for professional services performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates for the annual audit of the Company’s and its subsidiaries’ annual financial statements for 2013 and 2012, the review of the Company’s and its subsidiaries’ interim consolidated financial statement for each quarter in 2013 and 2012, and for audit-related, tax and other services performed in 2013 and 2012 (in thousands).

	2013	2012*
Audit Fees(1)	$4,623	$4,474
Audit-Related Fees(2)	794	851
Tax Fees(3)	692	500
All Other Fees(4)	382	4
Total	$6,491	5,829

(1)	Includes annual audit of the Company’s and its subsidiaries’ financial statements and management’s assessment of our internal control over financial reporting, reviews of interim consolidated financial information, consultation on matters related to financial reporting, and comfort letters and agreed upon procedures and consents for securities offerings.
(2)	Fees reported for 2013 include $236,000 for employee benefit plan audits; $404,000 for required rate case filing package review procedures in Texas and New Mexico and $154,000 for other audits and accounting consultations. Fees reported for 2012 include $220,000 for employee benefit plan audits, $498,000 for required rate case filing package review procedures in Texas and New Mexico and $133,000 for other audits and accounting consultations.
(3)	Fees reported for 2013 include $114,000 for tax compliance services and $578,000 for tax planning services. Fees reported for 2012 include $55,000 for tax compliance services and $445,000 for tax planning services.
(4)	Fees reported for 2013 include $340,000 for Workforce Relations consulting project, $8,000 for seminars, $4,000 license fee for accounting research software product and $30,000 for other program and subscription services. Fees reported for 2012 include $4,000 license fee for accounting research software product.
*	The 2012 amounts were reclassified to conform to the current year presentation

Audit Committee Pre-Approval Policies

Our Audit Committee has adopted detailed pre-approval policies and procedures pursuant to which audit, audit-related and tax services, and all permissible non-audit services, are pre-approved by category of service. The fees are budgeted, and actual fees versus the budget are monitored throughout the year. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, we will obtain the specific pre-approval of the Audit Committee before engaging the independent auditor. The policies require the Audit Committee to be informed of each service, and the policies do not include any delegation of the Audit Committee’s responsibilities to management. The Audit Committee has delegated pre-approval authority for matters that arise between meetings to the Chair of the Audit Committee. The Chair is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

All audit-related fees, tax fees and all other fees for 2013 and 2012 were pre-approved in accordance with this policy.

Questions and Answers

QUESTIONS AND ANSWERS ABOUT THE

PROXY MATERIALS AND THE ANNUAL MEETING

What Are the Company’s Voting Recommendations?

Our board recommends that you vote your shares as follows:

¡	“FOR” each of the nominees to the board (see pages 2 to 8);

¡	“FOR” the ratification of the appointment of Deloitte & Touche LLP as Xcel Energy Inc.’s independent registered public accounting firm for 2014 (see page 9);

¡	“FOR” approval of the advisory vote on executive compensation (see pages 10 to 12); and

¡	“AGAINST” a shareholder proposal on the separation of the role of the Chairman and Chief Executive Officer (see pages 13 to 16).

What Is the Voting Requirement to Approve Each of the Proposals?

Election of Directors. For Proposal 1, you may vote “FOR” or “AGAINST” each of the director nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. To elect a director, the shares voted “FOR” a nominee must exceed the shares voted “AGAINST” the nominee. A “WITHHOLD” vote will not have an impact on the election of directors.

Our Guidelines require an incumbent director in an uncontested election to tender a resignation to our Governance, Compensation and Nominating Committee if the director does not receive a majority of the votes cast “FOR.” After taking into account that committee’s recommendation, the board will act on the offer of resignation and publicly disclose its decision within 90 days of the date of the certification of the election results. In making its recommendation or decision, the committee and the board may each consider any factors or other recommendations that it considers relevant and appropriate. Any director who has offered to tender his or her resignation will not participate in the decision regarding his or her resignation. If the director’s resignation is not accepted by the board, the director will continue to serve until the next annual meeting and until his or her successor is duly elected. If the director’s resignation is accepted by the board, the board may fill any resulting vacancy or may elect to not fill the vacancy and decrease the size of the board.

Other Proposals. For all other proposals, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Proposals 2 and 4 require the affirmative “FOR” vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote at the Annual Meeting. If you “ABSTAIN,” it has the same effect as a vote “AGAINST.” A shareholder who does not vote in person or by proxy on a proposal (including a broker non-vote on a proposal) is treated as not present and not entitled to vote on that proposal.

For Proposal No. 3, we will consider our shareholders to have approved our executive compensation on an advisory, non-binding basis if the shares voted “FOR” the proposal exceed the shares voted “AGAINST.” For purposes of this proposal, a vote to “ABSTAIN” and a failure to vote in person or by proxy (including a broker non-vote) will have no effect on this proposal.

What Happens if Additional Proposals are Presented at the Annual Meeting?

Other than the proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxies, Teresa S. Madden, Judy M. Poferl and Scott M. Wilensky, or any of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxies will vote your proxy for such other candidate or candidates as may be recommended by the Governance, Compensation and Nominating Committee and nominated by the board.

Who Will Count the Vote?

We retain an independent inspector to receive and tabulate the proxies and to certify the results. For the Annual Meeting, representatives of Wells Fargo Shareowner Services will tabulate the votes and act as the inspectors of election.

Questions and Answers

What Is the Quorum Requirement for the Annual Meeting?

At March 25, 2014, there were 500,882,139 common shares issued and outstanding entitled to vote at the Annual Meeting. We will have a quorum and be permitted to conduct business if a majority of the voting power of these shares is present at the Annual Meeting in person or by proxy. Abstentions and broker non-votes will be counted for the purpose of determining the presence of a quorum.

How Can I Vote My Shares?

You may vote in person at the Annual Meeting, by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. If you are a shareholder of record, you will be able to do this over the Internet, by telephone or by mail. Please help us save time and postage costs by voting through the Internet or by telephone. Voting by Internet or telephone is generally available 24 hours a day and will ensure that your vote is confirmed and posted immediately.

Shareholders of record may vote their shares as follows:

¡

By Internet — Go to the website at www.proxypush.com/xel, 24 hours a day, seven days a week. You will need the control number that appears on your proxy card or on your Notice of Internet Availability of Proxy Materials.

¡	By Telephone — Call 1-866-883-3382, 24 hours a day, seven days a week. You will need the control number that appears on your proxy card.

¡

By Mail — If you received a full paper set of materials, date and sign your proxy card exactly as your name appears on your proxy card and mail it in the enclosed, postage-paid envelope. If you received a Notice of Internet Availability of Proxy Materials, you may request a proxy card by following the instructions in your Notice. You do not need to mail the proxy card if you are voting by Internet or telephone.

Beneficial owners will receive instructions from the holder of record (the bank, brokerage house or other nominee that holds your shares) that you must follow in order for your shares to be voted.

If you are a participant in one of our employee savings or stock ownership plans (“Company Plans”), your proxy card is a voting directive for shares allocated to your account. The trustee will vote the shares as instructed by you in your voting directive. If you do not return your voting directive by 11:59 p.m. EDT on May 18, 2014 the trustee will vote your allocated shares, along with all unallocated shares held in the plan, in the same proportion that all other allocated shares are voted.

What is the Difference between Holding Shares as a Shareholder of Record and as a Beneficial Owner?

As summarized below, there are some distinctions between shares held of record and those owned beneficially:

Shareholder of Record. Your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services. As the shareholder of record, you have the right to vote your shares by proxy directly with the Company (by Internet, by telephone or by mail) or to vote in person at the Annual Meeting. If you do not vote in person or by proxy, your shares will not be voted.

Beneficial Owner of Shares Held in Street Name. Your shares are held in a stock brokerage account or by a bank or other nominee (sometimes this is referred to as “street name”). Your broker or nominee is considered the shareholder of record with respect to those shares and forwards proxy materials to you. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the Annual Meeting. If you wish to vote your shares in person, you must provide us with a legal proxy from your broker.

What Is the Record Date and What Does it Mean?

Only shareholders of record at the close of business on the record date, March 25, 2014, are entitled to receive notice of the Annual Meeting and to vote on the shares of common stock that they held on such date. Each share of our common stock held on the record date is entitled to one vote upon each matter presented at the Annual Meeting.

Questions and Answers

What is the Deadline for Voting?

If You Are:	Voting By:	Your Vote Must Be Received:
A record holder	• Mail	• Prior to the Annual Meeting
	• Internet or telephone	• By 11:59 p.m., EDT, on May 20, 2014
A street name holder	• Mail	• Prior to the Annual Meeting
	• Internet or telephone	• By 11:59 p.m., EDT, on May 20, 2014
A participant in the Company Plans	• Mail • Internet or telephone	• By May 18, 2014 • By 11:59 p.m., EDT, on May 18, 2014

What Happens if I Do Not Give Specific Voting Instructions?

If you do not give specific voting instructions, how your shares are voted depends on whether you are a shareholder of record or a beneficial owner.

¡	Shareholders of Record. If you are a shareholder of record and you either:

1.	Vote on the Internet and leave all voting options blank and click “Submit,” or

2.	Sign and return a proxy card without giving specific voting instructions,

then the proxies will vote your shares in the manner recommended by the board on all matters presented in this Proxy Statement and as the proxies may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

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Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide specific voting instructions, your shares will be voted in accordance with the rules of various national and regional securities exchanges. In such case, the organization that holds your shares may generally vote your shares on routine matters, but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, it will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Can I Change My Vote?

Yes. If you change your mind after voting your proxy and prior to the Annual Meeting, you can revoke your proxy and change your proxy instructions by signing another proxy with a later date, voting a second time by telephone or by the Internet prior to the deadlines set forth on page 67, or revoking your prior proxy and voting at the Annual Meeting. Alternatively, you may provide a written statement to the Company (attention: Corporate Secretary) of your intention to revoke your proxy.

Is My Vote Confidential?

Yes. Xcel Energy has adopted a confidential voting policy under which shareholder votes are revealed only to a non-employee proxy tabulator or an independent inspector of election, except (1) as necessary to meet legal requirements, (2) in a dispute regarding authenticity of proxies and ballots, (3) in the event of a proxy contest if the other party does not agree to comply with the confidential voting policy, and (4) where disclosure may be necessary for the Company to assert or defend claims.

Which Ballot Measures are Considered “Routine” or “Non-Routine”?

The proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2014 (Proposal No. 2) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters.

The election of directors (Proposal No. 1), the advisory vote on executive compensation (Proposal No. 3), and the shareholder proposal (Proposal No. 4) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal Nos. 1, 3, and 4.

Questions and Answers

Are There Any Rules Regarding Admission to the Annual Meeting?

Yes. You are entitled to attend the Annual Meeting only if you were, or you hold a valid legal proxy naming you to act for, a shareholders as of the record date. Before we will admit you to the meeting, we must be able to confirm:

¡	Your identity, by reviewing a valid form of state-issued photo identification such as a driver’s license; and

¡	That you were a registered shareholder or held your shares in street name or in one of the Company Plans on the record date by:

¡	verifying your name and stock ownership against our list of registered shareholders; or

¡

reviewing other evidence of your stock ownership (such as your most recent brokerage or bank statement, if you hold your shares in street name, or your most recent plan statement, if you are a participant in one of the Company Plans); or

¡	You are validly acting as proxy;

¡	For a registered shareholder as of the record date, by reviewing a written legal proxy to you signed by the registered shareholder; or

¡

For a street name holder as of the record date, by reviewing a written legal proxy from the brokerage firm or bank holding the shares to the street name holder that is assignable, and a written legal proxy to you signed by the street name holder, together with a brokerage or bank statement showing the street name holder’s shares as described above.

If you do not have both a valid form of state-issued photo identification and proof that you owned, or are legally authorized to act as proxy for someone who owned, shares of our common stock on March 25, 2014, you will not be admitted to the meeting.

At the entrance to the meeting, we will verify that you meet the requirements for admission. We will decide in our sole discretion whether the documentation you present meets the requirements described above. If you hold your shares in a joint account, both owners can be admitted to the meeting if proof of joint ownership is provided and you both follow the admission procedures described above. Each shareholder may bring one guest to the meeting, provided that the guest must also have a valid state-issued photo identification, or, for minor children, the shareholder must sign a minor admission certification.

The Annual Meeting will begin at 11:00 a.m. CDT. The doors will open at 10:15 a.m. CDT. Please allow ample time for the admission procedures described above.

How Do I Reserve an Admission Ticket to Attend the Annual Meeting?

You must reserve an admission ticket to attend. If you are a shareholder of record and plan to attend, please contact Xcel Energy’s Corporate Secretary Department by email at CorporateSecretary@xcelenergy.com or by telephone at 612-215-5391 to reserve a ticket. Your ticket will be available for pick-up at the meeting. If you hold shares through an intermediary, such as a bank or broker, and you plan to attend, you will need to send a written request for a ticket either by regular mail, fax or email, along with proof of share ownership, such as a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding your shares, confirming ownership to: Shareholder Relations, Xcel Energy Inc., 414 Nicollet Mall, Suite 500, Minneapolis, Minnesota 55401-1993; fax: 612-215-4504; or email: CorporateSecretary@xcelenergy.com. Requests to reserve admission tickets will be processed in the order in which they are received and must be received no later than May 16, 2014.

Who Pays for the Cost of Soliciting Votes for the Annual Meeting?

Some of our directors and officers, as well as management and non-management employees, may contact you by telephone, mail, email or in person. You may also be solicited by means of news releases issued by Xcel Energy, postings on our website, www.xcelenergy.com, and advertisements in periodicals. We will bear the expense of any such solicitation, as well as the costs of preparing, printing and mailing this proxy material.

Questions and Answers

We have also hired Morrow & Co., LLC to assist us in the solicitation of votes. We expect to pay Morrow & Co., LLC approximately $15,500 for consultation services and preparation in connection with the solicitation, plus expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to beneficial owners of our stock.

Does the Company Offer Shareholders Electronic Delivery of Proxy Materials?

Yes. Xcel Energy offers shareholders the option to receive the Annual Report to shareholders and proxy statement electronically instead of receiving paper copies of these documents in the mail. You must consent to do so prior to the record date for the Annual Meeting.

To provide your consent for electronic delivery, please go to www.xcelenergy.com and click on “Investors — Stock Information — Shareholder Information.” Then look for information about requesting electronic delivery. As soon as the Annual Report to shareholders and proxy statement are available, electronic delivery participants will receive an e-mail with a link to the information and a control number to use to vote online.

Why Did I Only Receive a Notice Directing Me to the Internet Instead of the Proxy Statement and Annual Report?

We are again providing shareholders Internet access to our proxy to reduce the environmental impact of our Annual Meeting and to manage costs. On April 7, 2014, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to some of our shareholders and posted our proxy materials on the website referenced in the Notice (www.proxydocs.com/xel). As more fully described in the Notice, shareholders may choose to access our proxy materials on the website or may request to receive a printed set of our proxy materials. Shareholders can indicate a preference to receive a printed copy by contacting Wells Fargo Shareholder Relations at 1-866-870-3684. Once a shareholder requests to receive a printed copy, that choice will remain in effect until changed by the shareholder. If you are a beneficial owner and you want to receive separate copies of the Annual Report to shareholders and proxy statement in the future, you should contact your bank, broker, or other nominee record holder.

What Does it Mean if I Receive More Than One Notice of Internet Availability of Proxy Materials or Proxy Card or Voting Instruction Card?

It means your shares are registered differently or are in more than one account. Please provide voting instructions for all notices, proxy cards and voting instruction cards you receive.

May I Propose Actions for Consideration at Next Year’s Annual Meeting of Shareholders?

Yes, you may submit proposals for consideration at future shareholder meetings as follows:

To Be Included in the Proxy Statement. Unless we indicate otherwise at a later date, for a shareholder proposal (other than a director nomination) to be considered for inclusion in the Company’s proxy statement for next year’s Annual Meeting, the written proposal must be received by the Corporate Secretary no later than 5:00 p.m. CST on December 8, 2014. These proposals must be in writing and sent to: Corporate Secretary, Xcel Energy Inc., 414 Nicollet Mall, Suite 500, Minneapolis, Minnesota 55401-1993. These proposals also need to comply with Securities and Exchange Commission (“SEC”) regulations regarding the inclusion of shareholder proposals in our proxy materials.

To Be Raised from the Floor. Similarly, unless we indicate otherwise at a later date, for a shareholder proposal or director nomination to be raised from the floor during next year’s Annual Meeting, the shareholder’s written notice must be received by the Corporate Secretary no later than February 20, 2015, and must contain certain information as required under our Restated Bylaws. The requirements for such notice are set forth in our Restated Bylaws, a copy of which can be found on our website, www.xcelenergy.com, under “About Us — Our Company — Corporate Governance — Corporate Governance Documents.”

Questions and Answers

Management does not know of any business, other than that described in this proxy statement, that may be presented for action at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for action, the persons named in the accompanying proxy will vote upon them in accordance with their best judgment.

By Order of the Board of Directors,

JUDY M. POFERL

Corporate Secretary

Minneapolis, Minnesota

Exhibit A

Ongoing Earnings

The following table provides a reconciliation of ongoing diluted earnings to GAAP diluted earnings per share (EPS) for 2013 and 2012:

	Twelve Months Ended Dec. 31
Ongoing Earnings	2013	2012
Ongoing diluted earnings per share	$1.95	$1.82
SPS 2004 FERC complaint case orders	(0.04)	—
Prescription drug tax benefit	—	0.03

GAAP diluted EPS	$1.91	$1.85

Adjusted EPS

The Company’s 2013 annual incentive plan provides for certain exclusions from earnings from continuing operations when calculating EPS under the plan. The 2013 annual incentive plan provides for adjustments to exclude the positive or negative earnings impacts for certain events if the impact of the event exceeds $20 million on an after-tax basis, and include: (1) gains or losses on the sale of assets; (2) changes in GAAP accounting; (3) changes in deferred tax assets related to net operating losses, tax credits or other tax attributes resulting from a change in law, or the creation of a new energy or other tax; or (4) resolution of litigation or a dispute. The resulting Adjusted EPS is then used to determine plan results.

The following table reconciles GAAP diluted EPS to the Adjusted EPS for the purposes of the 2013 annual incentive plan. The adjustment stems from the FERC’s resolution of a dispute between Southwestern Public Service Company and Golden Spread Cooperative related to two orders by the FERC that had been resolved in favor of the Company in 2008. Five years later, in August 2013, the FERC reversed itself on rehearing and determined that Golden Spread was entitled to refunds for this period. The after-tax amount of the resolution of this dispute on 2013 earnings exceeded $20 million and thus triggered the adjustment under the terms of the plan.

Adjusted EPS	Twelve Months Ended Dec. 31 2013
GAAP diluted EPS	$1.91
SPS 2004 FERC complaint case orders	0.04

Adjusted EPS	$1.95

A-1

DRIVING DIRECTIONS

The Radisson Hotel Fargo is located at 201 North 5th Street, Fargo, North Dakota.

From Interstate 94 (East and West)

¡	Take exit 351 (University Drive) North to 13th Avenue
¡	Take a right (East) on 13th Avenue
¡	Take a left (North) on 10th Street (1st stop light after the right on 13th)
¡	Follow 10th Street to NP Avenue and take a Right (East)
¡	Follow NP to 5th Street and take a Left (North)
¡	Radisson Hotel will be on the corner of 5th Street and 2nd Avenue

From Interstate 29 (North and South)

¡	Take exit 66 (Main Avenue) East
¡	Follow Main to 4th Street and take a left (North)
¡	Take a left (West) on 2nd Avenue
¡	Radisson Hotel will be on the corner of 2nd Avenue and 5th Street

From MN Highway 10

¡	Follow MN 10 into Moorhead
¡	Continue straight on Center Ave. (Moorhead)
¡	Cross the Red River in Fargo (changes to NP Ave.)
¡	Turn right (North) on 4th Street
¡	Follow 4th St. then turn left (West) onto 2nd Avenue
¡	Radisson Hotel will be on the corner of 5th Street and 2nd Avenue

Annual Meeting Guidelines

In the interest of an orderly and constructive meeting, the following guidelines will apply to Xcel Energy’s 2014 Annual Meeting of Shareholders:

1.	All shareholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. You must reserve an admission ticket in order to attend. If you are a shareholder of record and plan to attend, please contact Xcel Energy’s Corporate Secretary Department by email at CorporateSecretary@xcelenergy.com or by telephone at 612-215-5391 to reserve a ticket. Your ticket will be available for pick-up at the meeting.

If you hold shares through an intermediary, such as a bank or broker, and you plan to attend, you will need to send a written request for a ticket either by regular mail, fax or email, along with proof of share ownership, such as a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding your shares, confirming ownership to: Shareholder Relations, Xcel Energy Inc., 414 Nicollet Mall, Suite 500, Minneapolis, Minnesota 55401-1993; fax: 612-215-4504; or email: CorporateSecretary@xcelenergy.com. Requests to reserve admission tickets will be processed in the order in which they are received and must be received no later than May 16, 2014.

State-issued photo identification will be required to gain admittance to the Annual Meeting.

2.	The business of the meeting will follow as set forth in the agenda, which you will receive at the meeting entrance. If you wish to change your vote or have not voted, ballots will be distributed to you to cast your votes.

3.	Shareholder questions and comments related to the business of the Company will be addressed only during the question and answer portion of the agenda at the end of the Annual Meeting.

4.	If you wish to speak at the designated time in the question and answer portion of the Annual Meeting, please go to the nearest microphone and state your name before asking a question. You must ask a question and direct it to the Chairman. Questions from the floor are limited to three minutes to provide an opportunity for as many shareholders as possible.

5.	Although personal grievances, claims and political statements are not appropriate subjects for the Annual Meeting, you may submit any of these to an usher or Company representative and the Company will respond in writing.

6.	The use of cameras or sound recording equipment is prohibited, except by those employed by the Company to provide a record of the proceedings. The use of cell phones and other personal communication devices also is prohibited during the Annual Meeting.

7.	No firearms or weapons will be allowed in the meeting room.

8.	No banners, packages or signs will be allowed in the meeting room.

9.	Xcel Energy reserves the right to inspect all items, including handbags and briefcases, entering the meeting room.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR
TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR each of the nominees in Item 1 and

FOR Items 2 and 3.

Election of directors:
		FOR	AGAINST	WITHHOLD			FOR	AGAINST	WITHHOLD

1a.	Gail Koziara Boudreaux	☐	☐	☐	1g.	A. Patricia Sampson	☐	☐	☐

1b.	Richard K. Davis	☐	☐	☐	1h.	James J. Sheppard	☐	☐	☐

Please fold here – Do not separate

1c.	Ben Fowke	☐	☐	☐	1i.	David A. Westerlund	☐	☐	☐

1d.	Albert F. Moreno	☐	☐	☐	1j.	Kim Williams	☐	☐	☐

1e.	Richard T. O’Brien	☐	☐	☐	1k.	Timothy V. Wolf	☐	☐	☐

1f.	Christopher J. Policinski	☐	☐	☐

2.	Company proposal to ratify the appointment of Deloitte & Touche LLP as Xcel Energy Inc.’s independent registered public accounting firm for 2014					☐ For	☐ Against		☐ Abstain

3.	Company proposal to approve, on an advisory basis, our executive compensation					☐ For	☐ Against		☐ Abstain
The Board of Directors Recommends a Vote AGAINST Item 4.

4.	Shareholder proposal on the separation of the role of the Chairman and Chief Executive Officer					☐ For	☐ Against		☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof.

Date	Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Xcel Energy Inc.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 21, 2014

11 a.m. CDT

Cityscape Ballroom

Radisson Hotel Fargo

201 North 5th Street

Fargo, North Dakota

Xcel Energy Inc. 414 Nicollet Mall, Minneapolis, MN 55401	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 21, 2014.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted FOR each of the nominees in Item 1; FOR Items 2 and 3; and AGAINST Item 4.

The undersigned, a holder of common stock of Xcel Energy Inc. (the “Company”), hereby appoints Teresa S. Madden, Judy M. Poferl and Scott M. Wilensky or any one or more of them, as proxies, with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 21, 2014, and any adjournment(s) or postponement(s) thereof, and to vote, as designated hereon and in their discretion, with respect to any other business properly brought before the Annual Meeting all shares of the common stock of the Company which the undersigned would be entitled to vote if personally present at such meeting, except for the shares of common stock held of record in the undersigned’s account with the Plans (defined below), the voting instructions for which are explained below.

THIS CARD ALSO CONSTITUTES YOUR VOTING INSTRUCTIONS FOR SHARES HELD OF RECORD IN THE NEW CENTURY ENERGIES, INC. EMPLOYEES’ SAVINGS AND STOCK OWNERSHIP PLAN FOR BARGAINING UNIT EMPLOYEES AND FORMER NON-BARGAINING UNIT EMPLOYEES, THE XCEL ENERGY 401(K) SAVINGS PLAN, THE NUCLEAR MANAGEMENT COMPANY, LLC NMC SAVINGS AND RETIREMENT PLAN, AND THE NEW CENTURY ENERGIES, INC. EMPLOYEE INVESTMENT PLAN FOR BARGAINING UNIT EMPLOYEES AND FORMER NON-BARGAINING UNIT EMPLOYEES (“PLANS”). THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF VOTING INSTRUCTIONS ARE NOT RECEIVED BY 11:59 p.m. EDT ON MAY 18, 2014, YOU WILL BE TREATED AS DIRECTING THE PLANS’ TRUSTEE TO VOTE THE SHARES HELD IN THE PLANS IN THE SAME PROPORTION THAT ALL OTHER ALLOCATED SHARES HELD IN THE PLANS ARE VOTED. THE UNDERSIGNED HEREBY AUTHORIZES THE TRUSTEES OF THESE PLANS TO VOTE THE UNDERSIGNED’S SHARES HELD IN ITS ACCOUNTS.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET www.proxypush.com/xel Use the Internet to vote your proxy until 11:59 p.m. (EDT) on May 20, 2014.	PHONE 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (EDT) on May 20, 2014.	MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.